--------------------------------------------------------------------------------

                                  UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549
                                    FORM SB-2
             REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933
                               (Amendment No. 7)

                            YzApp International Inc.
                            ------------------------
                 (Name of small business issuer in its charter)

          Nevada                         7370
 ---------------------------    --------------------------    ------------------
(State or jurisdiction of      (Primary Standard Industrial   (I.R.S. Employer
incorporation or organization)  Classification Code Number)  Identification No.)

         6584 Willoughby Way, Langley, British Columbia, Canada V2Y 1K4
                                  604 868 0264
           -----------------------------------------------------------
          (Address and telephone number of principal executive offices)

         6584 Willoughby Way, Langley, British Columbia, Canada V2Y 1K4
------------------------------------------------------------------------------
(Address of principal place of business or intended principal place of business)

                       Nevada Corporate Headquarters, Inc.
           101 Convention Center Drive, Suite 700, Las Vegas, NV 89109
                                  702 873 3488
             -------------------------------------------------------
            (Name, address and telephone number of agent for service)

Approximate date of proposed sale to the public: As soon as practical after the effective date of this registration statement.

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the
Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]
-------------------------------------------------
If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]
-------------------------------------------------
If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]
-------------------------------------------------
If delivery of the prospectus is expected to be made pursuant to Rule 434, check the following box. [ ]

                         CALCULATION OF REGISTRATION FEE
---------------------------------------------------------------------------------------------
    Title of each          Dollar           Proposed        Proposed
 class of securities     amount to     maximum offering  maximum aggregate     Amount of
  to be registered     be registered    price per unit    offering price    registration fee
---------------------------------------------------------------------------------------------
Common                  $1,500,000          $0.50          $1,500,000         $121.35
3,000,000 shares
---------------------------------------------------------------------------------------------

The registrant hereby amends this registration statement on such date or dates as may be necessary to delay its effective date until the registrant shall file a further amendment which specifically states that this registration statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until the registration statement shall become effective on such date as the Commission, acting pursuant to said Section 8(a), may determine.

                                   PROSPECTUS

                            YzApp International Inc.


3,000,000 shares of common stock offered by YzApp International Inc., at $0.50 per share for a total amount of $1,500,000. We estimate net proceeds to be $1,472,879 for the total offering if no commissions are paid or $0.48 per share and $1,322,879 or $0.38 per share if commissions are paid.


                        Price to public     Underwriting Discounts    Proceeds to YzApp
                                               and Commissions (1)              (1) (2)
                        ---------------     ----------------------    -----------------
Per Share                         $0.50                      $0.01                $0.49
Total Maximum                $1,500,000                   $150,000           $1,350,000
----------------------- ---------------- -------------------------- --------------------


(1) Represents the maximum underwriting discounts and commissions we will pay if broker/dealers are used to sell the shares. We plan to have our officers offer and sell the shares. They will receive no discounts or commissions. We do not have any agreements or understandings with any broker/dealers, although we may, at our discretion, retain such to assist in the offer and sell of the shares. In such event, we will update this prospectus accordingly.

(2) Proceeds to us are shown before deducting offering expenses payable by us estimated at $27,121, including legal and accounting fees and printing costs.


There is no minimum offering other than a minimum investment of 5,000 shares/$2,500. There is no escrow of funds and all sale proceeds will be immediately available to us.

The offering shall continue until all of the shares are sold or for one hundred eighty days unless terminated earlier by us.

No underwriter has been engaged to sell the shares. The offering will be self underwritten by YzApp International Inc., and the shares sold by our officers. However in the event an underwriter is engaged, we estimate we will pay a commission of up to ten percent.

The shares are not presently traded on any exchange or market.

These are speculative securities involving a high degree of risk. These shares
------------------------------------------------------------------------------
should be purchased only by persons who can afford to lose their entire
-----------------------------------------------------------------------
investment. Please see "Risk Factors, page 3."
----------------------------------------------

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

                                  [YZAPP LOGO]



The date of this prospectus is  ___________, 2005

                               Prospectus Summary

The Business of YzApp International Inc.

We, YzApp International Inc. are a software application service provider of software solutions delivered via the Internet. Our current product is a credit application completion software named the Intelligent Credit Application. We developed this credit application software by codifying the decision-making process of a live credit analyst. We developed the software for credit applications used in the retail automotive market and the motorized recreational equipment market. There are two versions of the software, first the Intelligent Credit Application, or ICA, for use by automobile dealers and the second SalesMax that is a customized version of the ICA for use by the motorized recreational equipment market. In addition to these products, there are versions of the software for use by dealers and brokers and versions for use by consumers.

We are currently not engaged in marketing and sales of our services and are not receiving revenue from earlier sales. Marketing and sales of our services are scheduled to begin provided funds are available. The full company name, YzApp International Inc. does not mean that YzApp currently has international operations. We do not have international operations.

We are a developmental stage company with 3 years of operating history. YzApp International was incorporated on December 26, 2002 in the State of Nevada. YzApp Solutions Inc. was incorporated in the Province of British Columbia, Canada on August 24, 2000 under the Company Act (British Columbia) and continued into federal jurisdiction under the Canada Business Corporation Act on October 15, 2001. In October 2003 YzApp Solutions Inc., was acquired as a wholly owned subsidiary of YzApp International Inc., and the reorganized company is carrying on the business of YzApp Solutions Inc. Since inception YzApp has had minimal revenues and assets and are to date in a net loss situation of $188,805 as of our fiscal year ended July 31, 2004 and a net loss of $85,909 for the nine months ended April 30, 2005 with an accumulated deficit of $945,941 as of July 31, 2004 and $1,031,850 as of April 30, 2005. Our auditors have qualified their audit opinion with respect to our ability to continue as a going concern dependent upon our ability to raise additional capital, achieve profitable operations or to merge with a revenue producing venture partner. We rely on sales of our securities to fund our operations. Our offices are in Langley, British Columbia.


Summary Financial Information Table
-----------------------------------

YzApp International Inc.(a development stage enterprise)
Selected Financial Data


                                              FYE          FYE         FYE        9 MTHS
                                           07/31/04      07/31/03    07/31/02     04/30/05
                                                                                 unaudited

Net sales/operating revenues              $  16,940     $       0   $     729   $       0
Income (loss) from
continuing operations                     $(188,805)    $(260,141)  $(303,764)  $ (85,909)
Income (loss) from
continuing operations
per common share                          $   (0.02)    $   (0.03)  $   (0.04)  $   (0.01)
Total assets                              $  71,677     $ 105,322   $  55,828   $  58,472
Long-term obligations
and redeemable preferred                  $  12,571     $   3,559   $   8,230   $       0

Securities Offered
------------------

This prospectus describes the offering of up to 3,000,000 shares of YzApp common stock at $0.50 per share. No underwriters or brokers been engaged to sell the shares. There is no minimum offering other than a minimum investment of 5,000 shares/$2,500. There is no escrow of funds and all sale proceeds will be immediately available to us. The offering is being self underwritten by YzApp and the shares will be sold by our officers.

The offering shall continue until all of the shares are sold or for one hundred eighty days unless terminated earlier by us.

Risk Factors
------------

An investment in YzApp's common stock involves a high degree of risk. You should carefully consider the material risks, all of which we have described below and other information in this prospectus. If any of the following risks occur, YzApp's business, operating results and financial condition could be seriously harmed. The trading price of YzApp's common stock could decline due to any of these risks, and you could lose all or part of your investment.


1. Because YzApp is an early stage company, sales and marketing plans are unproven and we have a limited operating history for investors to evaluate.

We were incorporated in August 2000 as YzApp Solutions Inc., and reorganized with YzApp International Inc., in September 2003 as a continuation of our business. Accordingly, we have a very limited operating history on which you can evaluate our business and prospects. You must consider the risks and uncertainties frequently encountered by early stage companies in new and rapidly evolving markets, such as Internet and electronic commerce. Many similar companies have failed to meet sales and marketing goals which have negatively impacted their ability to operate as a going-concern. As a result investors will have no history for comparison to similar businesses or to assess our progress.


2. We had a loss of $188,805 for the fiscal year ended July 31, 2004 and a loss of $85,909 for the nine months ended April 30, 2005. We may continue to have losses in the future that may impair the value of an investment in the shares.

During the fiscal year ended July 31 2004 we incurred a loss of $188,805. This loss resulted primarily from significant expenditures in market development activities in anticipation of creating future revenue. If our revenue growth is slower than we anticipate or our operating expenses exceed our expectations, it may take an unforeseen period of time to achieve or sustain profitability or we may never achieve or sustain profitability.

3. The lack of a public market for our common stock may cause an investor to have difficulty reselling the shares.

Our common stock is not presently listed for trading on any exchange or market. Investors may have to indefinitely hold their shares and may have difficulty selling their shares.


4. Investors in our common stock will experience immediate and substantial dilution as a percentage of their holdings.

The net tangible book value of our common stock at April 30, 2005 was ($.01) per share based on 11,406,041 shares outstanding. Compared to the April 30, 2005 shares of our common stock outstanding, investors will experience an immediate dilution of 84%.

5. Our offering price is arbitrarily determined and is unrelated to any measure of value, actual income or assets.

Our offering price of $0.50 per share was arbitrarily determined by us. It is not based upon an independent assessment of the value of our shares and should not be considered as such.

6. Because we are marketing new products and technology, there is a risk that the intelligent credit application will not be accepted into the marketplace.

We have begun marketing our interactive credit application software to the automobile and motorized recreational equipment retailers. Risks involved in introducing these new products include overcoming sales resistance and proving our product effectiveness. Similar sized companies have been unable to overcome this sales resistance and have failed.

7. Because the Intelligent Credit Application accesses consumer credit files via the internet, we may be adversely affected by governmental regulation or future regulations.

The Intelligent Credit Application accesses databases from credit bureaus. This information is subject to government regulation and privacy restrictions. Government regulation that would restrict ICA access to credit bureau databases would have a negative effect on our ability to continue operations if we had to revise our product for compliance with possible future regulation or such regulation or if such regulation prohibited direct access to credit bureau databases, the utility of our product could be diminished.

8. Because we have only trade secrets and do not have any patents, trademark or copyrights our product may be imitated or we may lose our intellectual property.

We do not have any patents, trademark or copyrights. In the future, we may rely on a combination of patent, trademark, trade secret and copyright law and contractual restrictions to protect the proprietary aspects of our technology and proprietary content. These legal protections afford only limited protection for our intellectual property and trade secrets. Despite our efforts to protect our proprietary rights, unauthorized parties may attempt to copy aspects of our proprietary technology or otherwise obtain and use information that we regard as proprietary.

At present time, YzApp's software source code is held as a trade secret. The source code is the computer instructions created by a programmer to run the Intelligent Credit Application. If we do not adequately protect our source code, our intellectual property will be released and other software companies may be able to copy our product. If this were to occur, the unique nature and thereby the value of our product would be harmed.


9.   Our dependence on key personnel could adversely affect growth.

We are, to a significant extent, dependent on the skills of certain key personnel, including specifically the founder, Brian Jaggard and the COO, Douglas Dunn. Loss of the services of any of the company's present key personnel or the inability to attract and retain needed additional personnel could have a materially adverse effect upon YzApp as a result of delays in locating replacement or additional personnel. In addition, there are several software engineers with unique knowledge of the Intelligent Credit Application software. Should they be unavailable for future software modifications, it could substantially increase the cost of development.

10. Additional investment is required or growth may not be possible.

Our operations have not generated positive cash flow since the inception in 2000. We have funded our operations through the issuance of common stock. Our ability to continue to operate until our cash flow turns positive may depend on our ability to continue to raise funds through the issuance of equity or debt. If we are not successful in raising additional funds, we might have to significantly scale back or delay our growth plans, or possibly cease operations altogether. Any reduction or delay in our growth plans could materially adversely affect our ability to compete in the marketplace, take advantage of business opportunities and develop or enhance our products.

Corporate growth will place additional demands and may create new challenges beyond the abilities of the present team. The effective management of growth may require the hiring of additional qualified management personnel skilled in sales, operations, and software development and marketing, human resources and business development. Consequently the inability to attract, integrate and retain appropriate personnel could have a material adverse effect on the company's business, results of operations and prospects.

11. Inglenet's control of the source code restricts modification of the product to meet customer requirements.

In consideration for the terms of outsourcing software development to Inglenet Solutions Inc., we have agreed to allow Inglenet to hold the source code to the software until the entire cost of development is paid. We agreed that we would pay Inglenet installments of 10% of the outstanding amount per month beginning 3 months after the commercial release of the software. Once the full amount is paid to Inglenet, the source code will be released to YzApp. Without the source code, we are dependent on Inglenet for any modifications to the software that require the source code.


12. Our auditors have expressed substantial doubt about our company's ability to continue as a going concern.

Our independent auditors have stated that YzApp has experienced accumulated losses and has had no material revenue producing operations to date. YzApp's ability to continue as a going concern is dependent upon its ability to raise additional capital, achieve profitable operations or to merge with a revenue producing venture partner. These matters raise doubt about the Company's ability to continue as a going concern.


13.  Our methods of raising capital expose us to a currency exchange risk.

We are raising capital in both U.S. and Canadian currency. Fluctuations in currency exchange may adversely affect the results of our business operations and capital requirements because changes in exchange rates could reduce the effective buying power of a currency thereby increasing costs of operations or the amount of capital required to fund our business plan.



Where You Can Get Additional Information

We will be subject to and will comply with the periodic reporting Requirements of Section 12(g) of the Securities Exchange Act of 1934. We will furnish to our Shareholders an Annual Report on Form 10-KSB containing financial information examined and reported upon by independent accountants, and it may also provide unaudited quarterly or other interim reports such as Forms 10-QSB or Form 8-K as it deems appropriate. Our Registration Statement on Form SB-2 with respect to the Securities offered by this prospectus, which is a part of the Registration Statement as well as our periodic reports may be inspected at the public reference facilities of the U.S. securities and Exchange Commission, Judiciary Plaza, 450 Fifth Street, N.W., Room 1024, Washington, D.C. 20549,or from the Commission's internet website, www.sec.gov and searching the EDGAR database for YzApp International Inc. Copies of such materials can be obtained from the Commission's Washington, D.C. office at prescribed rates. The public may obtain information on the operation of the Public Reference Room by calling the SEC at 1-800-SEC-0330.

                                 Use of Proceeds

The proceeds of the offering will be approximately $1,472,879 if all of the shares are sold after deduction of expenses. We estimate the expenses of the offering to be $27,121, primarily in legal and accounting fees. No underwriters or brokers have been engaged to sell the shares for us. If 50% or more of the offering is sold we will be able to add in-house technical skills which will reduce the cost of ICA Version 2 and US modifications. Marketing in the form of Investor Relations and product promotion in both Canada and the US is the greatest variation in the various scenarios. If less than 25% of the offering is sold, we will apply the proceeds first to payments to Inglenet and then to the ICA Version 2 and US modifications.

ICA Version 2 will be an enhancement to the ICA. The enhancements are based on feedback from our clients via the user acceptance testing phase and refinements identified by the YzApp management team. A key element in the enhancements will be an increased ability of the software to interface with other software systems available or used in the automotive and recreational equipment sectors. Modifications for use of the system in the United States included database modifications and processing modifications to allow US formatted dates, credit bureau queries based on zip code or dealer preference, conformation with new privacy regulations and other modifications which allow the software to more effectively meet the specific needs of US versus Canadian clients.

Although we have an agreement with Inglenet to pay the final portion of development costs 3 months after completion of the software, we have determined that the modifications required in the Version 2 document are necessary for commercial acceptance. $162,000 of the proceeds will complete the final payment to Inglenet for which Inglenet will release the source code. Once YzApp has the source code for the software, we have the choice of continuing our relationship with Inglenet, outsourcing future software development or completing software development internally. A further $26,994 to $101,250 will be required to complete Version 2 of the ICA depending upon the use of internal or external programmers.

We do not believe we are required to pay interest on the funds owed to Inglenet until 3 months after we begin running "Version 2" of our software notwithstanding that Inglenet has a provision in their contract to charge interest on the funds. However, we included an interest liability accruing interest at 24% per annum in the event the terms of the Inglenet contract are interpreted that Inglenet is entitled to receive interest on the $162,000 outstanding.

The following table sets for the Use of Proceeds, assuming varying numbers of shares are actually sold.

Use of                                    750,000 Shares       1,500,000 Shares       2,250,000 Shares        3,000,000 Shares
Proceeds                                   ($347,879 net)         ($722,879 net)       ($1,097,879 net)        ($1,472,879 net)

                                            If 25% Sold             If 50% Sold         If 75% Sold                If 100% Sold
                                               -----------             -----------         -----------             -------------

Number of Shares                                750,000               1,500,000           2,250,000               3,000,000
Gross Proceeds                               $  375,000              $  750,000          $1,125,000              $1,500,000
Offering Expenses                            $   27,121      8%      $   27,121     5%   $   27,121     3%       $  27,121

Net Proceeds                                 $  347,879              $  722,879          $1,097,879              $1,472,879
--------------------------------------------------------------------------------------------------------------------------------


Offering Expenses                            $   27,121      8%      $   27,121     5%   $   27,121     3%       $   27,121     2%
Operations - hard costs & staff              $  101,254     29%      $  141,629    21%   $  148,379    14%       $  148,379    11%
Investor Relations - hard costs and staff    $        0      0%      $    6,750     1%   $   41,000     4%       $   81,000     6%
Final payment for Original ICA               $  162,000     43%      $  162,000    22%   $  162,000    14%       $  162,000    11%
Interest potentially due Inglenet            $   49,146     13%      $   49,146     6%   $   49,146     4%       $   49,146     2%
Development server/software                  $        0      0%      $    6,750     1%   $   13,500     1%       $   13,500     1%
ICA Version 2 and US modifications           $   26,994      8%      $  101,250    15%   $   94,500    10%       $   94,500     7%
Com interface for Additonal Credit Bureaus   $        0      0%      $  148,500    22%   $  148,500    15%       $  148,500    11%
Marketing of ICA RE Canada                   $    6,750      2%      $   13,500     2%   $  100,000    10%       $  189,000    14%
Marketing/Launch of ICA Auto US              $        0      0%      $   91,619    13%   $  304,500    30%       $  513,000    38%
Working Capital                              $    1,735      0%      $    1,735     0%   $   36,354     3%       $   73,854     5%
                                             ----------              ----------          ----------              ----------
                                             $  375,000    100%      $  750,000   100%   $1,125,000   100%       $1,500,000   100%
                                             ==========              ==========          ==========              ==========


Net Proceeds                                 $  347,879              $  722,879          $1,097,879              $1,472,879

                        Determination of Offering Price
                        -------------------------------

Our offering price of $0.50 per share was arbitrarily determined by us based solely upon an increase over the prices paid by earlier investors in our company. It is not based upon an independent assessment of the value of our shares and should not be considered as such.


                                    Dilution
                                    --------

Mr. Jaggard as founder of the company and also for the contribution of the concepts, equations, and other items of intellectual property which form the core of the YzApp Intelligent Credit Application software, received 50,000 shares for the costs of incorporating the Canadian corporation and valued at $.001 per share. Investors should compare this to the $0.50 per share offering price in this prospectus. These shares of Mr. Jaggard's were then split, along with the other founders shares in a 1 for 50 ratio on October 15, 2001 for a new total of 2,500,000. These shares were then consolidated 2 for 1 upon the purchase of YzApp Solutions Inc. by YzApp International Inc. resulting in a final holding of 1,250,000 shares. Also issued on founding of the company were 160,000 shares that were placed by Mr. Jaggard into Silver Top Development Company, a trust company, also valued at $.001 per share. The Silver Top shares also split in October 2001 resulting in 8,000,000 shares and then consolidated with the purchase of YzApp Solutions Inc. to a final number of 4,000,000 shares as Silver Top Development Company's current holdings in YzApp International Inc.

Mr. Jaggard should be recognized as controlling 5,250,000 shares in total at $.00004 per share.

Dilution represents the difference between the offering price and the net tangible book value per share immediately after completion of this offering. Net tangible book value is the amount that results from subtracting total liabilities and intangible assets from total assets.

As of April 30, 2005, the net tangible book value of our shares of common stock was a deficit of $256,119 or approximately -$0.01 per share based upon 11,406,041 shares outstanding.

If 100% of the shares are sold:
-------------------------------

Upon completion of this offering, in the event all of the shares are sold and not including the costs of offering, the net tangible book value of the 14,406,041 shares to be outstanding will be $1,243,881 or approximately $0.09 per share. The net tangible book value of the shares held by our existing stockholders will be increased by $0.10 per share without any additional investment on their part. You will incur an immediate dilution from $0.50 per share to $0.09 per share being 82% dilution.

After completion of this offering, if 3,000,000 shares are sold, and you are purchasing 50,000 shares, you will own approximately 0.35% of the total number of shares then outstanding shares for which you will have made cash investment of $25,000, or $0.50 per share. Our existing stockholders will own approximately 79.13% of the total number of shares then outstanding, for which they have made contributions of cash, totaling $529,251 or approximately $0.05 per share.

If 75% of the shares are sold:
------------------------------

Upon completion of this offering, in the event 75% of the shares are sold and not including the costs of offering, the net tangible book value of the 13,656,041 shares to be outstanding will be $868,881, or approximately $0.06 per share. The net tangible book value of the shares held by our existing stockholders will be increased by $0.07 per share without any additional investment on their part. You will incur an immediate dilution from $0.50 per share to $0.06 per share or 88% dilution.

After completion of this offering, if 2,250,000 shares are sold, and you are purchasing 50,000 shares, you will own approximately .37% of the total number of shares then outstanding shares for which you will have made cash investment of $25,000, or $0.50 per share. Our existing stockholders will own approximately 83.49% of the total number of shares then outstanding, for which they have made contributions of cash, totaling $529,251 or approximately $.05 per share.

If 50% of the shares are sold:
------------------------------

Upon completion of this offering, in the event 50% of the shares are sold and not including the costs of offering, the net tangible book value of the 12,906,041 shares to be outstanding will be $493,881, or approximately $.04 per share. The net tangible book value of the shares held by our existing stockholders will be increased by $0.06 per share without any additional investment on their part. You will incur an immediate dilution from $0.50 per share to $0.04 share or 92% dilution.

After completion of this offering, if 1,500,000 shares are sold, and you are purchasing 50,000 shares, you will own approximately .39% of the total number of shares then outstanding shares for which you will have made cash investment of $25,000, or $0.50 per share. Our existing stockholders will own approximately 88.35% of the total number of shares then outstanding, for which they have made contributions of cash, totaling $529,251 or approximately $0.05 per share.

If 25% of the shares are sold:
------------------------------

Upon completion of this offering, in the event 25% of the shares are sold and not including the costs of offering, the net tangible book value of the 12,156,041 shares to be outstanding will be $118,881, or approximately $.01 per share. The net tangible book value of the shares held by our existing stockholders will be increased by $0.02 per share without any additional investment on their part. You will incur an immediate dilution from $0.50 per share to $0.01 share or 98% dilution.

After completion of this offering, if 750,000 shares are sold, and you are purchasing 50,000 shares, you will own approximately .41% of the total number of shares then outstanding shares for which you will have made cash investment of $25,000, or $0.50 per share. Our existing stockholders will own approximately 93.81% of the total number of shares then outstanding, for which they have made contributions of cash, totaling $529,251 or approximately $0.05 per share.

The following tables compare the differences of your investment in our shares with the investment of our existing stockholders.

    Existing stockholders if all of the shares are sold:
    ----------------------------------------------------

Price per share                                                    $  0.50
Net tangible book value per share before offering                  $ (0.01)
Potential gain to existing shareholders per share                  $  0.10
Net tangible book value per share after offering                   $  0.09
Increase to present stockholders in net tangible
book value after offering                                          $  1,243,881

Capital contributions of new investors                             $  1,472,879
Capital contribution of existing investors                         $    529,251

Percentage of capital contribution of new investors                       73.6%
Percentage of capital contribution of existing investors                  26.4%

Number of shares after offering held by existing stockholders        11,406,041
Percentage of ownership after offering of existing stockholders           79.2%

     Purchasers of shares in this offering if all shares sold
     --------------------------------------------------------

Price per share                                                     $ 0.50
Dilution per share                                                  $ 0.41
Capital contributions of new investors                              $ 1,472,879
Capital contribution of existing investors                          $   529,251

Percentage of capital contribution of new investors                       73.6%
Percentage of capital contribution of existing investors                  26.4%

Number of shares after offering held by public investors              3,000,000
Percentage of ownership of new investors after offering                   20.8%
Number of shares after offering held by existing investors           11,406,041
Percentage of ownership of existing investors after offering              79.2%

     Purchasers of shares in this offering if 75% of shares sold
     -----------------------------------------------------------

Price per share                                                     $ 0.50
Dilution per share                                                  $ 0.44
Capital contributions of new investors                              $ 1,097,879
Capital contribution of existing investors                          $   529,251

Percentage of capital contribution of new investors                       67.5%
Percentage of capital contribution of existing investors                  32.5%


Number of shares after offering held by public investors              2,250,000
Percentage of ownership of new investors after offering                   16.5%
Number of shares after offering held by existing investors           11,376,041
Percentage of ownership of existing investors after offering              83.5%

     Purchasers of shares in this offering if 50% of shares sold
     -----------------------------------------------------------

Price per share                                                     $ 0.50
Dilution per share                                                  $ 0.46
Capital contributions of new investors                              $ 722,879
Capital contribution of existing investors                          $ 529,251

Percentage of capital contribution of new investors                     57.7%
Percentage of capital contribution of existing investors                42.3%


Number of shares after offering held by public investors              1,500,000
Percentage of ownership after offering                                    11.6%
Number of shares after offering held by existing investors           11,406,041
Percentage of ownership of existing investors after offering              88.4%

     Purchasers of shares in this offering if 25% of shares sold
     -----------------------------------------------------------

Price per share                                                     $ 0.50
Dilution per share                                                  $ 0.49
Capital contributions of new investors                              $ 347,879
Capital contribution of existing investors                          $ 529,251

Percentage of capital contribution of new investors                     39.7%
Percentage of capital contribution of existing investors                60.3%


Number of shares after offering held by public investors              750,000
Percentage of ownership of new investors after offering                  6.2%
Number of shares after offering held by existing investors          1,406,041
Percentage of ownership of existing investors after offering            93.8%

                  Plan of Distribution / Terms of the Offering
                  --------------------------------------------

We are offering up to 3,000,000 shares of common stock. The offering price is $0.50 per share. Funds from this offering will not be placed into any escrow account and will be immediately available to us.

No underwriter has been engaged to sell the shares. Although we do not currently plan to pay finders fees, we reserve the right to pay a finders fee of up to 10% to registered brokers where legally allowed. In the event an underwriter or broker-dealer is engaged, YzApp will file a post-effective amendment to the registration statement identifying the underwriter or the broker-dealer, providing the required information on the plan and will revise the disclosures in the registration statement, and will file the agreement as an exhibit to the registration statement. In the event an underwriter or broker-dealer is engaged, we will additionally confirm our awareness that prior to any involvement of any broker-dealer in the offering, that the broker-dealer will seek and obtain clearance of the underwriting compensation and arrangements from the NASD Corporate Finance Department. In no case will the total finders fee for the sale of any shares exceed 10%.

We will sell the shares in this offering through our officers and directors who are Brian Jaggard, Douglas Dunn and Carl Lacey. They will not register as a broker/dealer under Section 15 of the Securities Exchange Act of 1934 in reliance upon Rule 3a4-1. Rule 3a4-1 sets forth those conditions under which a person associated with an issuer may participate in the offering of the issuer's securities and not be deemed to be a broker/dealer. The conditions are that:

     1. The person is not statutorily disqualified, as that term is defined in
Section 3(a)(39) of the Act, at the time of his participation; and,

     2. The person is not at the time of their participation, an associated person of a broker/dealer; and,

     3. The person meets the conditions of Paragraph (a)(4)(ii) of Rule 3a4-1 of the Exchange Act, in that he (A) primarily performs, or is intended primarily to perform at the end of the offering, substantial duties for or on behalf of the issuer otherwise than in connection with transactions in securities; and (B) is not a broker or dealer, or an associated person of a broker or dealer, within the preceding twelve (12) months; and (C) do not participate in selling and offering of securities for any issuer more than once every twelve (12) months other than in reliance on Paragraphs (a)(4)(i) or (a)(4)(iii).

Our officers and directors are not statutorily disqualified, are not being compensated, and are not associated with a broker/dealer. They are and will continue to be one of our officers and directors at the end of the offering and have not been during the last twelve months and are currently not broker/dealers or associated with a broker/dealers. They have not nor will not participate in the sale of securities for any issuer more than once every twelve months. Only after our registration statement is declared effective by the SEC, do we intend to advertise, through tombstones, and hold investment meetings in various states where the offering will be registered. We will not utilize the Internet to advertise our offering. We will also distribute the prospectus to potential investors at the meetings and to our friends and relatives who are interested in us and a possible investment in the offering.

We intend to sell our shares in the United States of America, the Canadian Provinces of British Columbia, Alberta, Saskatchewan, Manitoba and Ontario, and/or offshore.

Section 15(g) of the Exchange Act
---------------------------------

Our shares are covered by Section 15(g) of the Securities Exchange Act of 1934, as amended, and Rules 15g-1 through 15g-6 promulgated thereunder. They impose additional sales practice requirements on broker/dealers who sell our securities to persons other than established customers and accredited investors who are generally institutions with assets in excess of $5,000,000 or individuals with net worth in excess of $1,000,000 or annual income exceeding $200,000 or $300,000 jointly with their spouses.

Rule 15g-1 exempts a number of specific transactions from the scope of the penny stock rules. Rule 15g-2 declares unlawful broker/dealer transactions in penny stocks unless the broker/dealer has first provided to the customer a standardized disclosure document.

Rule 15g-3 provides that it is unlawful for a broker/dealer to engage in a penny stock transaction unless the broker/dealer first discloses and subsequently confirms to the customer current quotation prices or similar market information concerning the penny stock in question.

Rule 15g-4 prohibits broker/dealers from completing penny stock transactions for a customer unless the broker/dealer first discloses to the customer the amount of compensation or other remuneration received as a result of the penny stock transaction.

Rule 15g-5 requires that a broker/dealer executing a penny stock transaction, other than one exempt under Rule 15g-1, disclose to its customer, at the time of or prior to the transaction, information about the sales persons compensation.

Rule 15g-6 requires broker/dealers selling penny stocks to provide their customers with monthly account statements.

Rule 15g-9 requires broker/dealers to approved the transaction for the customer's account; obtain a written agreement from the customer setting forth the identity and quantity of the stock being purchased; obtain from the customer information regarding his investment experience; make a determination that the investment is suitable for the investor; deliver to the customer a written statement for the basis for the suitability determination; notify the customer of his rights and remedies in cases of fraud in penny stock transactions; and, the NASD's toll free telephone number and the central number of the North American Administrators Association, for information on the disciplinary history of broker/dealers and their associated persons.

These additional burdens imposed upon broker-dealers may discourage them from effecting transactions in our common stock, which could make it difficult for an investor to sell their shares.


Offering Period and Expiration Date
-----------------------------------

This offering will start on the date of this prospectus and continue for a period of up to 180 days.

Procedures for Subscribing
--------------------------

If you decide to subscribe for any shares in this offering, you must:

     1. execute and deliver a subscription agreement
     2. deliver a check or certified funds to us for acceptance or rejection.

All checks for subscriptions must be made payable to YzApp International Inc.


Right to Reject Subscriptions
-----------------------------

We have the right to accept or reject subscriptions in whole or in part, for any reason or for no reason. All monies from rejected subscriptions will be returned immediately by us to the subscriber, without interest or deductions. Subscriptions for securities will be accepted or rejected within 48 hours after we receive them.

Legal Proceedings
-----------------

There have not been any legal proceedings, litigation or judgments against the Company. YzApp is not aware of any pending litigation.


                         Market For YzApp's Common Stock
                         And Related Stockholder Matters

Market Information: Our common stock is not listed for trading on any market. We believe that it is likely that our common stock will be characterized as penny stock. As such, broker-dealers dealing in our common stock will be subject to the disclosure rules for transactions involving penny stocks, which require the broker-dealer to determine if purchasing our common stock is suitable for a particular investor. The broker-dealer must also obtain the written consent of purchasers to purchase our common stock. The broker-dealer must also disclose the best bid and offer prices available for our stock and the price at which the broker-dealer last purchased or sold our common stock. These additional burdens imposed upon broker-dealers may discourage them from effecting transactions in our common stock, which could make it difficult for an investor to sell their shares.

Security Holders: As of August 3, 2005, YzApp had 45 holders of record of its common stock.

Dividend Plans: YzApp has paid no common stock cash dividends and has no current plans to do so. Investors are not likely to receive dividends from us for the foreseeable future.

There are presently 11,406,041 shares of common stock outstanding as of August 3, 2005. 10,787,786 shares issued in October 2003 will be eligible for sales under Rule 144, in 2005 being 90 days after the date of this prospectus.

Equity Compensation Plan Information
------------------------------------

YzApp has the YzApp International Inc., 2003 Stock Option Plan that was adopted on October 2003. The purpose of the Plan is to advance the business and development of YzApp and its shareholders by affording to the employees, directors and officers of YzApp the opportunity to acquire a proprietary interest in YzApp by the grant of Options to such persons under the Plan's terms. The 2003 Plan reserved 2,000,000 shares for grant or issuance upon the exercise of options granted under the plan. As of August 3, 2005, no options have been granted under the plan.

                            Description of Securities
                            -------------------------

Common Stock
------------

YzApp is authorized to issue up to 50,000,000 shares of common stock, $.001 par value. The holders of the common stock are entitled to one vote per share held and have the sole right and power to vote on all matters on which a vote of the stockholders is taken. Voting rights are non-cumulative. The holders of shares of common stock are entitled to receive dividends when, as, and if declared by the Board of Directors, out of funds legally available therefore and to share pro rata in any distribution to stockholders. Upon liquidation, dissolution, or winding up of YzApp, the holders of the common stock are entitled to receive the net assets of YzApp in proportion to the respective number of shares held by them after payment of liabilities which may be outstanding. The holders of common stock do not have any preemptive right to subscribe for or purchase any shares of any class of stock of YzApp.


Preferred Stock
---------------

YzApp is authorized to issue up to 1,000,000 shares of $.001 par value preferred stock. The preferred stock can be issued in different series. The rights and preferences of different series of the preferred stock can be set from time to time by our Board of Directors. These rights and preferences may include class voting rights, specific dividend rights and priority over common stock with respect to assets of YzApp upon liquidation.

Our common stock may be classified as a "Penny Stock" which could adversely affect an investor's ability to sell the shares and the available price for the shares when sold.

We believe that our common stock would be characterized as "penny stock" under U.S. Securities and Exchange Commission regulations. As such, broker-dealers dealing in our common stock will be subject to the disclosure rules for transactions involving penny stocks, which require the broker-dealer to determine if purchasing our common stock is suitable for a particular investor. The broker-dealer must also obtain the written consent of purchasers to purchase our common stock. The broker-dealer must also disclose the best bid and offer prices available for our stock and the price at which the broker-dealer last purchased or sold our common stock. These additional burdens imposed upon broker-dealers may discourage them from effecting transactions in our common stock, which could make it difficult for an investor to sell their shares.

                   YzApp International Inc., and its Business
                   ------------------------------------------

YzApp International was incorporated on December 26, 2002 in the State of Nevada. YzApp Solutions Inc. was incorporated in the Province of British Columbia, Canada on August 24, 2000 under the Company Act (British Columbia) and continued into federal jurisdiction under the Canada Business Corporation Act on October 15, 2001. Summary of Original Seed Shareholder Positions:


Founder                     Shares
---------------------       -------------------------------
Brian Jaggard               210,000 @ $0.001 per share
---------------------       -------------------------------
Eric Schmidt                30,000 @ $2.20 per share
---------------------       -------------------------------
Norbert Laakman             30,000 @ $2.20 per share
---------------------       -------------------------------
Leo Seewald                 15,000 @ $3.30 per share
---------------------       -------------------------------
Kevin McCaw                 15,000 @ $2.86 per share
---------------------       -------------------------------

During 2001, the original 300,000 shares were split 1:50 so that the total shares outstanding were 15,000,000. Subsequently in 2001, a further 500,000 shares were issued at $0.32 per share. Another 3,540,000 shares were issued for services received by us from individuals since the founding of YzApp. The shares for services were issued at an average price of $0.03 per share.

In September 2001, a continuance was filed for YzApp Solutions Inc. to continue operations out of British Columbia and into Canadian federal jurisdiction under the Canada Business Corporations Act. The continuance was ratified by shareholders and came into effect on October 3, 2001. On September 30 2003, YzApp Solutions Inc., a federally incorporated Canadian company was reorganized via a 2:1 share swap. The purpose of the reorganization was to move the share holdings to the Nevada-based YzApp International Inc. 618,255 shares were issued for services since the reorganization at an average price of $0.35 per share. The total number of shares outstanding for YzApp International Inc. at August 3, 2005 was 11,406,041.

The aggregate amount of YzApp's revenues to July 31, 2004 are $16,940. YzApp's accumulated deficit to April 30, 2005 is $1,031,850.


Description of Business.
------------------------

Our Product
-----------

Our firm is an application service provider of software solutions delivered via the Internet. Our current product is a credit application completion software named the Intelligent Credit Application. We developed this credit application software by codifying the decision-making process of a live credit analyst. We developed the software for credit applications used in the retail automotive market and the motorized recreational equipment market.

As of the date of this document YzApp is currently conducting limited marketing and sales of our services in Canada and has not made any sales in the United States. We have several recreational equipment and marine dealers whom have signed agreements to use our software. We are reluctant to expand beyond a modest number of dealers since we would prefer to have the infrastructure in place to properly service our customers. If we expand beyond our ability to service our customers, we could damage our reputation and it would be difficult to recruit new customers.

It had been desirable for YzApp to market and sell our services to a limited number of customers since we are using the experience and feedback from these customers, referred to as user acceptance testing, to document future improvements and modifications we would like to incorporate into our software. User acceptance testing was completed on August 31, 2004. The user acceptance testing was conducted informally under verbal agreements with four dealers without compensation to the dealers. The results of the testing indicated that the dealers could connect with, and use as intended, the Intelligent Credit Application. The dealers requested a number of enhancements so that the software would be easier to use and could print additional documents. The dealers requested the functionality of viewing the credit report online so as to allow them to identify any potential errors and give the customer an opportunity to respond to credit concerns. Dealers also asked for easy integration to their existing software systems so that data, such as customer names and addresses, would not have to be entered more than once. Other enhancements included instant submission for individuals with excellent credit and modifying the input fields or easier use. The full results of the user acceptance testing and desired enhancements are contained on YzApp's Version 2 document.

There are two versions of the software, first the Intelligent Credit Application for use by automobile dealers and the second is called SalesMax, which is a customized version of the ICA for use by the motorized recreational equipment market. In addition to these products, there are thick client versions of the software for use by dealers and brokers and thin client versions for use by consumers. Thick client installs software onto a dealer or broker's personal computer while the thin client can be operated from a web browser such as Microsoft's Internet Explorer.

A "thick" client is a version of the ICA software that loads a small amount of software onto the customer's personal computer. This version is used by dealers and has administrative functions. The "thin" client is a simplified version of the ICA software that is designed for retail customers to use so that they can submit their credit information to dealers, it runs as an Internet application and does not download any software to the users computer. The dealers then use the "thick" client to review the credit applications from the "thin" client applications as well as input new credit applications. Only the "thick" client application has the ability to review and modify credit applications and then submit the credit applications to a financial institution.

Most retailers of automobiles and recreational equipment products have access to indirect lending sources. Indirect lenders are financial institutions that finance automobiles and equipment without the buyer visiting the financial institution directly. The retailers are also known as dealers. The dealers are required to gather the credit application information and submit this information to the financial institutions for approval. The financial institutions are also known as lenders.

It is assumed that dealers prefer to use indirect lenders is because they are more likely to complete a sale of their product if they can assist the buyer with financing. The majority of automobile and recreational equipment purchases are financed since most consumers do not have cash available to purchase these products. Dealers also prefer to use indirect lenders because they have to opportunity to add insurance and extended service products to the retail finance and lease contracts. Insurance and warranty companies pay the dealers a commission based on the sale of these products.

All versions of our software gather information that either paper-based or electronic credit applications require in order for a lender to make a credit decision. Our software contains electronic versions of the lenders credit applications so that the information we gather from applicants can be transposed to the specific credit applications used by the lenders. The licensee of our software then may submit to the lender of choice. The credit application will be sent to the lender in either a paper or electronic fax format. Lenders may also choose to receive the information electronically directly into their own credit systems. We will use Simple Object Access Protocol, otherwise known as SOAP to transfer data from our system to lenders systems.

Simple Object Access Protocol is a way for a program running one kind of operating system such as Windows 2000, to communicate with a program in the same or other kind of operating system. The advantage of using SOAP is that our software will link with other software over the internet in a manner independent of the operating system of either YzApp or our customers, suppliers and those who receive our credit applications.


Our Market
----------

Our initial focus will be on recreational equipment dealers due to their relationship with the Sawka Group. The Sawka Group is a provider of insurance and extended service contracts for recreational equipment dealers. YzApp and the Sawka Group developed a version of the software called SalesMax for the Canadian recreational equipment dealers. The Sawka Group has a contractual relationship with YzApp in which the Sawka Group has partially paid for the software customization and use of their contacts and sales force to initiate sales and help establish a network of clients for the SalesMax product, principally with recreational equipment dealers in Canada. The contractual agreement gives the Sawka group exclusive rights to market the SalesMax version of the Intelligent Credit Application to recreational equipment dealers in Canada. In return, YzApp may collect user and administration fees for the use of the software from Sawka dealers who would use the Intelligent Credit Application.

We intend to market our product to the Sawka customer base of approximately 350 recreational equipment dealers in Canada as well as other equipment dealers, marine dealers and used car dealerships.

Aside from the normal supplier/client relationships and related agreements, there are no other affiliations between our company and the Sawka Group and its divisions. Sawka Group and YzApp do not have any common officers, management or directors.

The ICA launch also targets the automotive retailing industry. It is our intention to focus on the Canadian dealers of used automobiles prior to a launch in the US market. Our products will require further customization in order to enter the US market due to the use of multiple credit bureaus as well as the unique fields required in the credit application itself. We estimate it will require between $100,000 and $150,000 in order to prepare our software for the US launch. It will also require between one and three months development time before we are ready to launch in the US.

Our operations are subject to seasonal fluctuations. Use of our software will increase in the Spring months in most markets and likely result in our sales from April to September and December to January being greater than February to March and October to November. Additionally, the recreational equipment market is subject to fluctuation based on economic conditions. These fluctuations will be felt more by our clients than by ourselves, however we do take note of them to ensure any promotion and marketing activities are correctly timed.

Although we intend to market internationally, we do not currently have international operations.


Our Distributions Methods
-------------------------

The Sawka Group 10 sales people located in the major population areas of Canada. This will allow us to market the software coast to coast. The customers are able to download and install our software from our server located in Langley, British Columbia. However, the main components of the software remain on our server and customers must connect to this server in order to complete the credit applications. They are required to have Microsoft's Windows 98 or higher in order for the system to run on their personal computer. They will also need to either have or install WinFax Pro in order to fax the credit applications to lenders.

We are dependant on one major customer, the Sawka Group, to market our software to Canadian recreational equipment dealers. The Sawka Group sales force is currently providing insurance and extended service contracts in Canada to recreational equipment dealers. They intend to sell the SalesMax software service to their existing customer base. Dealers using the SalesMax software will be able to add Sawka products to finance contracts

We will also use agents and independent sales representatives to market our software to used car dealers and marine dealers in Canada. We have not yet chosen any US partners, agents or distributors.

Our Intellectual Property
-------------------------

The intellectual property of our company is the unique expert system developed by ourselves. The software is protected by a source code that is currently held by Inglenet. The Intelligent Credit Application decision logic was developed by Brian Jaggard with the assistance of faculty members from Simon Fraser University. Faculty members were used in an advisory capacity with no compensation rewarded or expected. An early design evaluation of the software was completed by Orbital Technologies in Vancouver, BC at the request and expense of Mr. Jaggard. The early design was rudimentary and used the evaluation was to prove the ICA concept and practicality of further development. Orbital Technologies holds no rights to the intellectual property of the ICA, and has no contracts or other relationship with YzApp. Thereafter Inglenet Solutions Inc. developed the initial product requirements document. Upon approval of this document by YzApp, Inglenet was then contracted to produce Technical Design and User Interface Screenflow documents. Once these documents were completed, programmers from Inglenet were then able to begin software development.

Although our company has ownership of the software systems developed for us by Inglenet, Inglenet will hold the source code for the software until we have completed payment for the software development. There is a provision in the Inglenet contract not to charge interest on the funds until three months after we begin running "Version 2" of our software. This means that we rely on Inglenet for any changes or modifications to the current system. Inglenet has the contractual right to claim interest charges at a rate of 24% per annum on overdue payments. Although Inglenet has indicated they would not charge interest for the balance due to them, the financial statements have recognized the interest charges as an interest expense.


Research and Development
------------------------

The process for Research and Development of a new software product/service has been basically outlined in the section "Our Intellectual Property". Costs associated with the R&D process for YzApp from founding to October 31, 2004 are $291,072. The year ending July 31, 2002 saw R&D expenditures of $148,876, with no expenditures in 2003. In the year ended July 31, 2004 an additional $18,363 was spent on Research and Development.


Competition
-----------

Credit Bureaus could offer potential competition, however they have focused on providing higher quality interfaces into their systems rather than moving out to the client-retailer interface, the transaction point at which our product is aimed. All other potential competitors so far identified follow the portal model. In the book, Internet business: models text and cases (Eisenman, & Hallowell, & Tripsas, 2002) Eisenman and his associates describe in detail eight separate and distinct business models that are utilized on the Internet. Their definition, "Online Portals - These are the businesses that provide navigational support also termed an infomediary, they provide the informational link between the customer and the business". The portal model companies supply basic "fill-in-the-blanks" credit applications or more sophisticated versions that tie into a lender's credit criteria. The portal model is also biased towards the lender who pays the highest fee to the portal. This means that the retailer may be directed toward the financial institution that is best for the portal, not the retailer or consumer. Since YzApp is retailer-centric and consumer-centric, rather than lender-centric, it is our opinion that the ICA will have an appeal to both retailers and consumers.

Companies following the portal model include Curomax and Creditwave in Canada. In the US, a company providing this service is Credit Management Services Inc.
(CMSI) that was acquired by DealerTrack, Inc. on March 19, 2003. CMSI had the largest number of affiliated lenders of any portal model - 27.

These competitors, or potential competitors almost exclusively service new and used automobile dealerships. In Canada, Curomax, DealerAccess and Creditwave share ownership with major lending corporations. YzApp has no affiliation with lenders. By forgoing an affiliation with specific lenders, YzApp's dealer customers may add the lenders of their choice to the ICA system. This is in contrast to lending portals that represent only limited numbers of lenders.

Our strategy is to remain lender-neutral. In our opinion, this should have broad appeal to retailers since they prefer to choose their own lender rather than be attached to a limited portal.

Existing competitors already have a strong foothold in the automobile lending market in both Canada and the US. YzApp has chosen to initially compete in the recreational equipment lending market. The reasons are twofold. First, none of our potential competitors are servicing this market since the automotive market for these services is still being developed. Second, our affiliation with the Sawka Group should allow YzApp to gain access to a large number of recreational dealers as well as leverage Sawka's existing sales force to market our services. In the event competitors focus upon the recreational equipment market, such competition could substantially limit our market share through the application of their greater marketing resources.

Number of Employees
-------------------

Due to the outsourcing of the software development to Inglenet and distribution provided by the Sawka Group, our company has only two employees: Brian Jaggard and Douglas Dunn.

Brian Jaggard and Douglas Dunn are the only two employees who are receiving compensation from the company. Michael Smallwood, formerly Secretary of YzApp Solutions Inc. is not considered an employee since his activities and advice were given on a voluntary basis.

The following shares were issued as compensation to individuals working with
YzApp:



Name              # of YzApp International Shares    Type of Services   Value of Service*
-----------------------------------------------------------------------------------------
July 31, 2002
Douglas Dunn                76,000                   Marketing               $ 5,016
Richard Legg                   750                   Technical                    50
Colin MacPhail              52,500                   Marketing                 3,618
Cheryl Neighbour            13,000                   Financial                   924
Fred Shaw                   20,000                   Marketing                 1,320
Brad Sherwin                 5,000                   Research                    330
Michael Smallwood           10,000                   Operations                  660
Cynthia Spraggs            116,500                   Marketing                 7,630
Brent St. Arnaud            15,000                   Sales                       990
Brad Wheeler                10,000                   Writing                     660
                Total      318,750**

*    Based on $0.066 per share paid against invoices for services
**   Exchanged for 637,500 YzApp Solutions shares

December 31, 2002
Douglas Dunn               198,000                   Operations              $13,068
Colin MacPhail               2,250                   Marketing                   150
Cheryl Neighbour             1,000                   Financial                    66
Stefani Bietuempel         400,000                   Marketing                26,400
Klaus-Peter Raeke          450,000                   Marketing                29,700
Victorian Portfolio        400,000                   Marketing                26,400
                  Total   1,451,250**

*    Based on $0.066 per share paid against invoices for services
**   Exchanged for 2,902,500 YzApp Solutions shares

February 25, 2004
Douglas Dunn               588,255                   Operations              $58,826

November 29, 2004
Carl Lacey                  20,000                   Director                  7,000
Janet Anderson              10,000                   Marketing                 3,500
             Total          30,000

*    Based on $0.066 per share paid against invoices for services

Description of Property.
------------------------

YzApp utilizes the residence of its President, Mr. Brian Jaggard, for offices. No monthly fee is paid for rent. The server on which our software is running was leased by YzApp for $13,000 down and $660 per month and in February 2005 was purchased by YzApp for $1. The server was moved from Burnaby, British Columbia to a facility at 8863 216th Street, Langley, British Columbia for which YzApp does not pay rent. The purpose of the move was to reduce the costs associated with its location in Burnaby, British Columbia.

                                   Management
                                   ----------

The executive officers and directors of YzApp and their ages are as follows:

                                      Held
Name              Age      Position                    Position Since
----              ---      --------                    --------------
Brian Jaggard     44       President, Chief Exec.      August, 2000
                           Officer, Chief Financial
                           Officer, Director

Douglas Dunn      45       Chief Operations Officer,   May, 2001
                           Director, Secretary

Carl Lacey        57       Director                    February, 2003


The Directors serve until their successors are elected by the shareholders. Vacancies on the Board of Directors may be filled by appointment of the majority of the continuing directors. The executive officers serve at the discretion of the Board of Directors. There are no family relationships between the directors.

Business Experience
-------------------

Board of Directors/Executive Officers
-------------------------------------

Mr. Jaggard has 20 years experience as a financial manager and analyst in the automotive industry. He has built and led teams that worked successfully to improve the financial performance of large, multi-national companies such as Ford, Volkswagen, and Toyota.


Summary of previous 5 years work experience:
--------------------------------------------

     - October 2003 to Present: President and CEO of YzApp International Inc., Langley British Columbia, Canada. Responsible for the operations of the firm, reporting to the board of directors as well as appointment and direction of other managers and subcontractors.

     - August 2000 to Present: President and CEO of YzApp Solutions Inc., Langley British Columbia, Canada. Responsible for the operations of the firm, reporting to the board of directors as well as appointment and direction of other managers and subcontractors.

     - March 2000 to August 2000: Contracted to develop an e-commerce business plan for Multiland Investments Inc., Richmond British Columbia, Canada. Multiland Investments is the parent company of the Open Road Group of dealerships. These dealerships sell and lease new Toyota and Honda automobiles in British Columbia. Responsibilities included development and refinement of the business model to be deployed as well as recruitment and coordination of other contractors.

     - March 1997 to March 2000: Branch Credit Manager, Toyota Credit Canada Inc., Richmond British Columbia, Canada. Responsible for funding up to $35 million per month in receivables to individuals as well as to small and medium-size businesses.

Prior to his three years with Toyota, Mr. Jaggard spent four years as Manager, Western Canada for Volkswagen Credit Canada (Richmond BC). He was National Credit Manager for Pacific National Leasing Corporation from 1990 to 1993 in Vancouver BC. During his eight-year career with Ford Credit in Vancouver and Toronto, Brian successfully managed a highly profitable $700 million portfolio.

Mr. Dunn is a marketing professional with 17 years experience providing marketing and development expertise to a corporate, government and non-profit sector clientele.

Mr. Dunn has served as a Director of Knexa.com Solutions Inc., a publicly traded firm on the CDNX (now the TSX). Mr. Dunn has also held Directorships in over 20 Non-Profit organizations the majority operating as Federally Registered Charities in Canada. His only current Directorship is with the Underwater Council of British Columbia, with who he is in charge of strategic planning.

Summary of previous 5 years work experience:
--------------------------------------------

     - October 2003 to Present: COO of YzApp International Inc., Langley, British Columbia, Canada. Supporting the Founder/CEO in all activities and participating in all operational aspects of the firm as well as corporate strategy decisions, of a software company providing Internet ASP solutions. The leader in identification and development of strategic alliances. Directly responsible for all sales, marketing and communications programs. Acting CTO leading the software development team as well as leading testing, deployment and software enhancement efforts. Established all sales and customer service initiatives including lead creation, tracking, solicitation, training and technical support.

     - May 2001 to Present: COO of YzApp Solutions Inc., Langley British Columbia, Canada. YzApp Solutions was a software company providing Internet ASP solutions. COO was responsible for establishing sales and customer service initiatives including lead creation, tracking, solicitation, training and technical support.

     - January 1999 to May 2001: Director, Recording Secretary, Vice-President Marketing of Knexa.com Enterprises Inc., Vancouver British Columbia, Canada. As a member of the Board of Directors, co-ordination of alliances to establish a new E-commerce sector, Knowledge Exchanges, including strategic alliances in Australia, Asia, Europe and the United States. As Recording Secretary/Board Member intimately involved in all aspects of the operation of CDNX listed public company. In the capacity as VP Marketing, directly responsible for the development and execution of all marketing and communications programs. In addition, personally created and established new Internet marketing programs including a new business model, Knowledge Agencies. In early phases of the project, also led the technical team in the creation and development of software and Internet applications. Established all sales and customer service initiatives including lead creation, tracking and development. Key solicitor for all sales and alliance activities.

     - August 1996 to December 1998: District Manager at Entertainment Publications Ltd., Vancouver British Columbia, Canada. Responsible for acquisition, servicing and retention of community groups and organizations selling Entertainment coupon books and related products, with total district sales of $1.9 million. Management of sales and sales support positions. Co-ordination of public relations/advertising alliances with print, radio and television. Development of sales and marketing strategies as well as new product introduction.

     - March 1983 to Present: March, 1983 - Present SILVER DRAGON ENTERPRISES LTD., Langley, B.C. President/Sole Owner Providing marketing and development expertise on a contract basis to corporate, government and non-profit sector clientele ranging from the British Columbia Ministry of Municipal Affairs, Recreation & Culture to the Vancouver Maritime Museum.

Mr. Lacey, a retired Canadian business executive, has returned from retirement and has been living in Canada for the past 3 years. Prior to this, he resided in the Grand Bahamas for 6 years. He has used his connections throughout North America to assist Canadian and American start-up companies.

Summary of previous 5 years work experience:
--------------------------------------------

     - March 2003 to Present: Director of YzApp International Inc., Langley, British Columbia, Canada. As a Director responsible for the policies of the organization and the recruitment and supervision of the senior staff members.


     -    October 2003 to Present: Director of YzApp Solutions Inc., Langley

     British Columbia, Canada. As a Director responsible for the policies of the organization and the recruitment and supervision of the senior staff members.

     -    March 2001 to December 2002: Director and consultant for STI Street

     Light Technologies, Victoria British Columbia, Canada. STI Street Light Technologies is involved in the creation of new energy and systems management products for the lighting industry.

     -    1995 to March 2001: Retired, Grand Bahamas



                 Security Ownership of Certain Beneficial Owners
                 -----------------------------------------------
                                and of Management
                                -----------------

The following table sets forth the persons known to us as beneficially owning more than five percent (5%) of the 11,406,041 shares which are presently outstanding. The table also shows the number of shares of common stock beneficially owned as of August 3, 2005, by each individual directors and executive officers and by all directors and executive officers as a group.

                                                         Percentage Ownership
Name/Address*         Title                   Shares    Prior to/After Offering
-------------         -----                   ------    -----------------------
Brian Jaggard         Pres., CEO,          5,250,000(1)         46.0/39.2
6584 Willoughby Way   CFO, Director
Langley BC Canada

Douglas Dunn          COO, Director          862,255(2)          7.6/6.4
Suite 48              Secretary
8863 216th St
Langley BC Canada

Carl Lacey            Director                20,000            0.2%/0.15%
Suite 308
2025 Oak Bay
Victoria BC
Canada

Officers & Directors]
(3 Individuals)                            6,132,255            53.8/45.7



* The address for the officers and directors is that of YzApp International Inc., 6584 Willoughby Way, Langley, B.C., Canada V2Y 1K4

(1) Includes 4,000,000 shares owned by Silvertop Development Company, a charitable trust established by Mr. Jaggard. Venture Charter Assoc. Inc., Laughlin Nevada is the trustee and Fred Barrett is the control person.

(2) Includes 200,000 shares owned by Mr. Dunn's spouse.

                             Executive Compensation

Summary Compensation Table

The following table shows for the fiscal year ending July 31, 2004, the compensation awarded to, earned by, or paid by YzApp to its Chief Executive Officer and any of the executive officers whose total salary and bonus exceeded $100,000 US during such year:


                           SUMMARY COMPENSATION TABLE
---------------------------------------------------------------------- -------------------------------------- ----------
                                                                              Long Term Compensation
-------------------------------- ------------------------------------- -------------------------- ----------- ----------
                                         Annual Compensation                    Awards            Payouts
------------------------ ------- ------------ ----------- ------------ ------------ ------------- ----------- ----------
                                                             Other                                               All
                                                            Annual     Restricted    Securities                 Other
  Name and Principle                                         Comp-        Stock      Underlying      LTIP       Comp-
       Position                    Salary       Bonus      ensation     Award(s)    Option/SARs    Payouts    ensation
                          Year       ($)         ($)          ($)          ($)          (#)          ($)         ($)
------------------------ ------- ------------ ----------- ------------ ------------ ------------- ----------- ----------
Brian Jaggard
President, CEO           2004     $48,000*        0            0            0             0           0           0

Brian Jaggard
President, CEO           2003     $48,000*        0            0            0             0           0           0

------------------------ ------- ------------ ----------- ------------ ------------ ------------- ----------- ----------

* These amounts have been recorded as compensation expense for Mr. Jaggard but was not paid. Mr. Jaggard has waived all rights to unpaid compensation for the 2003 and 2004 fiscal years.

No other executive officer earned more than $100,000 US during the most recent fiscal year.


Employment Agreements and Executive Compensation
------------------------------------------------

YzApp does not have written employment agreements with its executive officers. Brian Jaggard, the President and Chief Executive Officer is no longer receiving compensation.


Compensation of Directors
-------------------------

Directors are entitled to receive reimbursement for all out-of-pocket expenses incurred for attendance at Board of Directors meetings. We have not authorized a reimbursement of out of pocket expenses incurred for the attendance at Board of Directors meetings. However it is a verbal policy of the board that any such expenses would be limited to a maximum of $500.


Significant Employees
---------------------

YzApp has no other employees other than the officers and directors listed above, whose time and efforts are being provided to YzApp without compensation.


Other Arrangements
------------------

YzApp has the YzApp International Inc., 2003 Stock Option Plan that was adopted on October 2003. The purpose of the Plan is to advance the business and development of YzApp and its shareholders by affording to the employees, directors and officers of YzApp the opportunity to acquire a proprietary interest in YzApp by the grant of Options to such persons under the Plan's terms. The 2003 Plan reserved 2,000,000 shares for grant or issuance upon the exercise of options granted under the plan. As of August 3, 2005, no options have been granted under the plan. Stock Options under the Plan will be granted by the Board of Directors or a Compensation Committee of the Board of Directors. The exercise prices for Options granted will be at the fair market value of the common stock at the time of the grant if a public market develops for the common stock or not less than the most recent price at which YzApp had sold its common stock.

Termination of Employment and Change of Control Arrangement
-----------------------------------------------------------


There is no compensatory plan or arrangement with respect to any individual named above which results or will result from the resignation, retirement or any other termination of employment with YzApp, or from a change in the control of YzApp.


Transactions with Management and Founders
-----------------------------------------

In September 2003, the shareholders of YzApp Solutions Inc., a Canadian Business Corporation organized under the federal laws of Canada agreed to exchange 100% of the common stock of the Canada corporation for 9,520,000 shares of the common stock in the Nevada corporation, YzApp International Inc.

Brian Jaggard and Douglas Dunn are the founders and Mr. Jaggard is the major shareholder of the Canadian corporation. Brian Jaggard and Douglas Dunn are also the founders of YzApp International Inc., and Mr. Jaggard is the major shareholder. Brian Jaggard received 1,025,000 shares, Douglas Dunn received 274,000 shares. , and Michael Smallwood, the former secretary received 10,000 shares as a result of the exchange. In lieu of cash compensation, Mr. Dunn was compensated a further 588,255 shares in 2003. 200,000 shares were transferred to his spouse, Jan Emerton. The total number of shares issued to Mr. Dunn is 862,255.

During 2001, Brian Jaggard transferred 8,000,000 of his shares to Silver Top Development Company for the purposes of establishing a charitable trust. The trustee is Venture Charters Association Inc. of Laughlin, Nevada. These shares were exchanged as part of the September 2003 2:1 reorganization. Silver Top Development Company trust now holds 4,000,000 shares in YzApp.

Mr. Jaggard was paid compensation of $32,606 in the year ended July 31, 2003 and $3,740 in the year ended July 31, 2004. Mr. Jaggard accrued a cash compensation rate of $48,000 per annum. During the fiscal years ended July 31, 2003 and 2004, Mr. Jaggard waived $ 15,394 and $44,260 respectively.


Indemnification of Officers and Directors From Liability under the Securities
-----------------------------------------------------------------------------
Act of 1933
-----------

The YzApp By-Laws permit YzApp to indemnify and hold harmless its officers and directors from any liability and expenses incurred by them as a result of being an officer or director. This right of indemnity would include any liability arising under the Securities Act of 1933. However, in the opinion of the Securities and Exchange Commission such indemnification is against public policy and is unenforceable. In the event that a claim for indemnification against liabilities under the Securities Act is asserted by an officer or director in connection with the securities offered by this prospectus, YzApp will submit the question whether such indemnification by it is against public policy to a court of appropriate jurisdiction and will be governed by the final adjudication of such issue. Submitting the question of indemnity for Securities Act liability to a court will not occur in the case of the payment of expenses incurred in the successful defense of any action, suit or proceeding or if in the opinion of its counsel the matter has been settled by controlling precedent.


Transfer Agent
--------------

The Transfer Agent with respect to the shares is Pacific Stock Transfer Company, 500 E. Warm Springs Road, Ste 240 Las Vegas, NV 89119 (702) 361-3033.


Legal Matters
-------------

The legality of the Securities of YzApp offered will be passed on for us by Dennis Brovarone, Attorney at Law, Littleton, Colorado.

Independent Auditors
--------------------

The balance sheet as of July 31, 2004 and 2003 and the related statements of operations, shareholders equity, and cash flows for the fiscal period ended July 31, 2004 and 2003, have been included herein in reliance on the report of N.I. Cameron Inc., Chartered Accountants given on the authority of that firm as experts in auditing and accounting.



        Management's Discussion and Analysis of Financial Statements and
        ----------------------------------------------------------------
                               Plan of Operation
                               -----------------

Our operation activities have been related primarily to the research, development and marketing of our interactive credit application called the Intelligent Credit Application or "ICA". There are two versions of this application, one for use by retailers and financial institutions and another simplified version for consumers or those unfamiliar with computers or software. These two versions are called the ICA Business Office also known as SalesMax and the ICA Weblink respectively. We are no longer conducting research as our user acceptance testing was completed on August 31, 2004. The results of the testing indicated that the dealers could connect with, and use as intended, the Intelligent Credit Application. The dealers requested a number of enhancements so that the software would be easier to use and could print additional documents. The full results of the user acceptance testing and desired enhancements are contained on YzApp's Version 2 document. Our marketing activities are conducted by Brian Jaggard and Douglas Dunn on a voluntary basis.

This section of the prospectus includes a number of forward-looking statements that reflect our current views with respect to future events and financial performance. Forward-looking statements are often identified by words like: believe, expect, estimate, anticipate, intend, project and similar expressions, or words which, by their nature, refer to future events. You should not place undue certainty on these forward-looking statements, which apply only as of the date of this prospectus. These forward-looking statements are subject to certain risks and uncertainties that could cause actual results to differ materially from historical results or our predictions. We are a start-up stage corporation and have not started operations or generated or realized any significant revenues from our business operations.

Any company such as ours faced with liquidity pressures can be expected to make internal adjustments to maximize near-term cash flow. We are addressing internal sources of liquidity as follows. Executive salaries are being reduced. Current shareholders, friends and family are providing expertise at no charge in several areas. We have also reduced over all operational cost via relocation of our server and other elements of our operation. We are reducing capital expenditures by delaying the purchase of equipment such as additional servers and other hardware.

Our auditors have issued a going concern opinion. This means that our auditors believe there is substantial doubt that we can continue as an on-going business for the next twelve months unless we obtain additional capital to pay our bills. This is because we have not generated any revenues with our basic product offering and no revenues are anticipated until we complete the development of our website and source out customers to buy our products. We believe the technical aspects of our software are sufficiently developed to use for our operations at present. Additional customized versions can be available within 90 days from the completion of our offering.

We rely on a third party to market and sell our products. We currently maintain an agreement with a third-party The Sawka Group, regarding the marketing and distribution of our software. The contractual agreement gives the Sawka group exclusive rights to market the SalesMax version of the Intelligent Credit Application to recreational equipment dealers in Canada. In return, YzApp may collect user and administration fees for the use of the software from Sawka dealers who would use the Intelligent Credit Application. We anticipate that sales after our launch will begin cash flow within 12 months. We currently have no sales commitments. However, this may not occur in the event that the commercial introduction of the software is delayed or other problems occur. Accordingly, we must raise cash from sources other than operations. Our only other sources for cash at this time is investments by others in our company and some revenue from consulting fees. We must raise cash to implement our project and continue our operations. Even if we raise the maximum amount of money in this offering, we do not know how long the money will last, however, we do believe it will last twelve months.

We will not begin enhancements outlined in the Version 2 document of the existing software until we raise money from this offering. We will not customize the software for any customers unless the cost of the customization is advanced by a customer. If the cost of the customization is advanced by the customer, we expect to enter into an agreement to provide the customized version exclusively to that customer for a non-recreational equipment market. We will retain the right to market other versions of the software for non-recreational equipment markets and for recreational equipment markets outside Canada.

We rely heavily on the support of our software outsourcing company, Inglenet Solutions. This company is owed the balance of $162,000 for the original cost of software development. The balance owed to Inglenet and potential interest of $49,146 as of April 30, 2005 is recorded on our balance sheet under Accounts Payable and Accrued Liabilities. To secure our indebtedness to them, they hold the source code. This means that we are unable to make significant changes in the software without their participation. Until we have satisfied this debt, we are required to use their development team for upgrades and customization. This limits our ability to search for competitive quotes or to make any changes or modifications with internal software engineers. There is no payment schedule, however, if we raise sufficient funds in this offering, we will make arrangements to satisfy this indebtedness and exclusively hold the source code. Our intention is to repay Inglenet in one lump sum as soon as the funds are available.

If we are unable to; secure a suitable arrangement with our software outsourcing firm for upgrades and customization or enough customers willing to buy the products at higher than the cost of our fixed and variable expenses, we may need to find alternative sources, like a second public offering, a private placement of securities, or loans from our officers or others in order for us to maintain our operations. At the present time, we have not made any arrangements to raise additional cash, other than through this offering. If we need additional cash and cannot raise it we will either have to suspend operations until we do raise the cash, or cease operations entirely.

If we raise the maximum amount, we believe the money will last a year and also provide funds for growth strategy. If we raise less than the maximum amount and we need more money we will have to revert to obtaining additional money as described in the paragraph above. Other than as described, we have no other financing plans.


Critical Accounting Policies And Estimates
------------------------------------------

The SEC has recently issued Financial Reporting Release No. 60, "Cautionary Advice Regarding Disclosure About Critical Accounting Policies" ("FRR 60"), suggesting companies provide additional disclosure and commentary on those accounting policies considered most critical. A critical accounting policy is one that is both very important to the portrayal of our financial condition and results, and requires management's most difficult, subjective or complex judgments. Typically, the circumstances that make these judgments difficult, subjective and/or complex have to do with the need to make estimates about the effect of matters that are inherently uncertain. We believe the accounting policies below represent our critical accounting policies as contemplated by FRR
60. See Note 2 of the Notes to Consolidated Financial Statements for a detailed discussion of these and other accounting policies.


Allowances for Doubtful Accounts Receivable.
--------------------------------------------

We evaluate our accounts receivable to determine if they will ultimately be collected. This evaluation includes significant judgments and estimates, including an analysis of receivables aging and a review of large accounts. If, for example, the financial condition of our customers deteriorates resulting in an impairment of their ability to pay or a pattern of late payment develops, allowances may be required.

Provisions For Obsolescence
---------------------------

We may need to record a provision for estimated obsolescence for the software developed to date. Our estimates would consider the cost of the software development to date, new developments within the industry and our historical experience. If there are changes to these estimates, provisions for software obsolescence may be necessary.


Results From Operations
-----------------------

For the period from August 24, 2000 to July 31, 2001, July 31, 2002 and July 31,2003 July 31, 2004 and for the nine months ended April 30, 2005.

Since YzApp is in the start-up phase of operations, sales and revenues have been insignificant. YzApp moved from a research and development stage to a commercial stage in the fiscal 2004 period.

Revenue for the period between August 24, 2000 and July 31, 2001 were $2,060 compared to $729 for the 2002 period, and $0 for the 2003 period. Revenue for the 2004 period was $16,940 and represented income from a consulting contract. This, with Travelers Leasing Corporation, contract is complete and no further revenues are anticipated from this source. There was no revenue for the period ended April 30, 2005. Our sales were primarily from one customer to prepare a Product Requirements Document. A Product Requirements Document is used by software developers as a blueprint for the development of a software program. It is necessary to develop a Product Requirements Document prior to development or customization of software so that the features, benefits and/or enhancements intended by the software design is incorporated in the final product. Over a 90 day period, YzApp and the Sawka Group prepared the Product Requirements Document so that the ICA could be customized specifically for the Sawka Group's needs. This customized version is called SalesMax. Sawka experienced difficulties with suppliers within his industry and defaulted on the second half of his payment in November 2002. These difficulties were resolved and YzApp collected the second half of the payment over the following six months.

Sawka lost the ability to sell a recreational equipment insurance product that caused them to delay their commitments to YzApp in the 2003 period. This problem was resolved when Sawka engaged another supplier. Although Sawka did not experience a business interruption during this period, they did delay payments to YzApp. We do not expect to experience such fluctuations in the future as we will market our software, via Sawka, through individual recreational equipment dealerships. The Product Requirements Document and software revisions necessary for these sales has been completed and paid in full.

Operating expenses for the period ending July 31, 2004 were $205,745, down from $294,796 in the 2003 period. We issued over 627,000 shares. Operating expenses for the nine months ended April 30, 2005 were $85,909. This amount included a recorded management fee of $36,000 which was waived by YzApp's president, please see note 3 to the financial statements. Other major expense items were professional fees of $25,839 and sales and marketing expense of $10,615. Operating expenses have been reduced by eliminating executive salaries, marketing consulting and moving the server location. These measures reduced operation expenses by over $35,000 compared to the April 30, 2004 period.

The net loss for the period between August 24, 2000 and July 31, 2001 was $193,231 compared to $303,764 for the 2002 period, $260,141 for the 2003 period, and $188,805 for the 2004 period. Revenue for the nine months ended April 30, 2005 was no revenue. As mentioned earlier YzApp is in the start-up phase of operations and completed user acceptance testing on August 31, 2004.


Research and Development (R&D) expenditures decreased during the comparative fiscal periods provided as we awaited the results of user acceptance testing, which while an important element in the R&D efforts of the firm, required little in the way of cash expenditures. No other research and development is currently being undertaken or is planned for the next twelve months.

Plan Of Operations
------------------

Our plan of operations makes a number of assumptions. Failure to achieve results in the time periods specified may require YzApp to raise additional capital to meet our needs.

We do not expect to purchase or sell plant or significant equipment. Further we do expect to increase the number of employees. Upon completion of our public offering, our specific goal is to develop and customize our software internally for introduction to other markets and international expansion. We intend to accomplish the foregoing through the following milestones:

1. Complete our public offering. We believe that we will raise sufficient capital to begin our operations. We believe this could take up to 180 days from the date the Securities and Exchange Commission declares our offering effective. We will not begin expanded operations until we have closed this offering. We intend to concentrate the majority of our efforts on raising as much capital as we can during this period. The steps below can be completed even without full subscription to the offering. Obtaining 25% of the full offering, as outlined on the Use of Proceeds, would allow us to complete steps 2 and 3 below. Marketing and Promotion could then be reduced to small highly targeted programs that would take place cash flow would allow.

2. After completing the offering, we will immediately extinguish our indebtedness to our software outsourcing company, Inglenet Solutions. We do not intend to expand office space or purchase significant additional equipment. We may enter into long term contracts for software engineering services from our current outsource firm or hire internal software engineers. We have already completed a review of all firms suitable for the modification and enhancement of our software and have the first draft of our Product Requirements Document (PRD) for Version 2 as well as the US modifications. Our officers and directors will handle our administrative duties with the majority being handled by the COO Douglas Dunn. A detailed breakdown of the cost of operating our office is set forth in the Use of Proceeds section of this prospectus. If YzApp raises less than 25% of the offering, it would be necessary to renegotiate our agreement with Inglenet.

3. After completing the offering, product research and development will take the form of feedback from a limited number of customers. User acceptance testing has been ongoing for the last several quarters and is now complete.

4. After completing our offering, promotion and marketing of our products will take place in two ways. Our existing senior management will handle all promotion, marketing and sales to financial institutions. We intend to contact and negotiate with large financial institutions to use our software to improve their current decision-making process.

The second avenue in our promotion and marketing plan is the recruitment of key organizations in different market verticals to act as our agents in both Canada and the United States. We have signed one contract with the Sawka Group of Companies to provide our software to the recreational equipment dealer market in Canada, we intend to enter into agreements with similar companies in non-competitive market segments such as mortgage brokering, heavy equipment, retail electronics, etc.

The execution of additional contracts with suppliers and the development of the software will be ongoing during the life of our operations. As more products are added and as our customer base expands, we will have to be continually upgrading the software. We believe that it will cost up to $100,000 to customize various versions of the software and an additional one-time cost of $149,000 to modify the software for access to 85 additional credit bureaus. Once we have customized the software for access to 85 additional credit bureaus, we will be able to launch our products into the USA and most Western markets. The initial operation of the software is now ready and a customized version specifically for use by Recreational Equipment dealers was completed on November 10, 2003. Brian Jaggard will be responsible for customization.

5. As soon as our software is operational at a core group of recreational equipment dealers, we will begin to market our software in the United States and in Canada through alliances with suppliers to the financial services industry. We estimate that it will require 12 months to fully implement our software in the Recreational Equipment sector by using the Sawka sales force to install the software in their Canadian recreational equipment dealership customer base. Initially, we will focus on ensuring our software is operational in 146 dealers within 12 months after completion of this offering. We require the funds from this offering prior to expanding our customer base so that we ensure we can service our customer base. We intend to target manufacturers of recreational equipment in Canada and the United States as well as financial institutions that service recreational equipment dealers. We believe that it will cost a minimum of $94,500 for our marketing campaign. If we raise the maximum amount of proceeds from the offering, we will devote an additional $418,500 to our marketing program. Marketing is an ongoing matter that will continue during the life of our operations. If YzApp raises less than 25% of the offering, we will delay our US launch and further Canadian marketing until such funds are available to do so.

6. Part of our marketing program includes finding and securing contracts with experienced agents. The recreational equipment and financing industries have large numbers of experienced agents and consultants. Sourcing customers may consist of cold calls to manufacturers, leveraging contacts with existing dealers, and contractual relationships with financial institutions. This process will start as soon as funding is available and will be ongoing during the life of our operations. Sourcing customers may consist of telephone surveys and may contain questions that would determine the marketing approach and acceptability of specific products. If YzApp raises less than 25% of the offering, we would delay hiring sales agents until such funds are available to do so.

If YzApp raises less than 25% of the offering, the marketing launch of the recreational version will be delayed until other sources of capital are obtained.


Year Ended July 31, 2004 And 2003
---------------------------------

Fiscal Revenue
--------------

Our company, as a development stage enterprise, has received negligible revenues for 2003 and some revenues from the Sawka Group of Companies so that we could modify our existing software product for use by the Sawka Group. The modified version is known as SalesMax. We received $34,655 from the Sawka Group in our fiscal 2003 as their contribution to those modifications. In fiscal 2004, we received revenues of $16,940, primarily from one customer for consulting work. This contract has now expired and no further consulting revenues are expected.


Operating Expenses
------------------

Our operating expenses were $294,796 and $205,745 in 2003 and 2004 respectively. There was a net loss of $260,141 in 2003 compared to a net loss of $188,805 in 2004.

Material Changes in Revenues and Expenses July 31, 2003 to July 31, 2004
------------------------------------------------------------------------

Revenues increased from the 2003 to 2004 period from $0 to $16,940 due to a consulting contract. The contract is expired and no further consulting revenues are anticipated.

Sales and marketing consulting expenses reduced from the 2003 to 2004 period from $147,124 to 59,834 as sales and marketing activities were curtailed. Sales and marketing activities and related expenses will resume at the completion of this offering. Douglas Dunn is now working on a voluntary basis.

Technical support expenses decreased from the 2003 to 2004 period from $10,409 to $1,976 as user acceptance testing was reduced and then completed on August 31, 2004.

Liquidity And Capital Resources
-------------------------------

As of April 30, 2005, we had working capital deficiency of $303,986. We issued 588,255 shares of common stock to the COO Douglas Dunn in our fiscal year ended July 31, 2004 for services valued at $58,826 or $0.10 per share. Further, we issued shares to Janet Anderson and Carl Lacey on November 29, 2004 for services valued at $7,000 and $3,500 or $0.35 per share respectively. While we are in a working capital deficiency, there are several mitigating factors. We have taken near-term cash flow conservation measures mentioned in the Statements and Plan of Operations, for example our monthly current liabilities have been slashed to only $1,000 per months with $660 per month of that due to GE Capital for lease of our server. The lease on the server concluded in February 2005. At lease termination, YzApp exercised the option to purchase the server for $1.00. We have no material commitments for capital expenditures other than the server.

YzApp cannot satisfy its cash requirements with its current assets. YzApp is dependant upon the proceeds of this offering or further loans from its shareholders. The company has no external sources of liquidity. Certain shareholders have expressed willingness to provide loans to the company as necessary up to $5,000 each. There are no written pledge agreements. These shareholders are Brian Jaggard, Leo Seewald, Bert Laakman and Erich Schmidt. We anticipate utilizing approximately $256,500 in the next twelve months to attempt to increase the sales of our products by customizing our software product for the US market. In the Use of Proceeds table, the $256,000 figure is arrived at by combining three items;

     1. ICA Version 2 & US modifications
     2. Com interface for Additional Credit Bureaus
     3. part of the Offering & Operation - hard costs & staff

The reduction between the 50% and 75% expenditure scenarios for the line item ICA Version 2 & US modifications reflect that when we exceed the 50% funding level we will hire a new staff person instead of outsourcing. . On the table, this shows as an increase in Offering & Operations - hard costs & staff figures. There can be no assurance that such expenditures will result in significant increase in the sales of our product.


Off Balance Sheet Arrangements
------------------------------

We have not entered into any Off Balance Sheet Arrangements or transactions.


Special Note Regarding Forward-Looking Statements
-------------------------------------------------

Some of the statements contained in this document discuss future expectations, contain projections of future operations or state other "forward-looking" information. These statements are subject to known and unknown risks, uncertainties and other factors that could cause the actual results to differ materially from those contemplated by the statements. The forward-looking information is based on various factors and is derived using numerous assumptions. Important factors that may cause actual results to differ from projections include, for example:

     o The success or failure of management's efforts to implement our business strategy;
     o    The uncertainty of demand for our products;
     o    Introduction of competitive products which may be superior to ours;
          and
     o Our ability to attract and retain key software engineers and quality employees

AUDITED CONSOLIDATED FINANCIAL STATEMENTS FOR THE FISCAL YEARS ENDED JULY 31, 2004 AND 2003 AND THE UNAUDITED STATEMENTS FOR THE NINE MONTHS ENDED APRIL 30, 2005.









                            YzApp International Inc.
                          (A Development Stage Company)
                              Financial Statements

                                 April 30, 2005

                            YzApp International Inc.
                          (A Development Stage Company)

                                 April 30, 2005




                                                                         Index


Report of Independent Registered Public Accounting Firm....................F-3

Consolidated Balance Sheets................................................F-4

Consolidated Statements of Operations......................................F-5

Consolidated Statements of Cash Flows......................................F-6

Consolidated Statements of Stockholders' Deficit...........................F-7

Notes to the Consolidated Financial Statements.............................F-9

                          INDEPENDENT AUDITORS' REPORT





To the Board of Directors and Stockholders
YzApp International Inc.


We have audited the accompanying consolidated balance sheets of YzApp International Inc. (a development stage company) as of July 31, 2004 and 2003 and the related consolidated statements of operations, stockholders' equity and cash flows for the two years then ended and for the period from August 24, 2000 (date of incorporation) to July 31, 2004. The financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with the Standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audits to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of the Company as of July 31, 2004 and July 31, 2003, and the results of their operations and their cash flows for the years then ended and for the period from August 24, 2000 (date of incorporation) to July 31, 2004 in conformity with generally accepted accounting principles used in the United States.

The accompanying financial statements have been prepared assuming that the Company will continue as a going concern. As discussed in Note 1 to the financial statements, the Company has experienced accumulated losses and has had no material revenue producing operations to date. The Company's ability to continue as a going concern is dependent upon its ability to raise additional capital, achieve profitable operations or to merge with a revenue producing venture partner. These matters raise substantial doubt about the Company's ability to continue as a going concern. The financial statements do not include any adjustments that might result from the outcome of this uncertainty.

The consolidated statements of operations and cash flows for the years ended July 31, 2004 and 2003 have been restated as disclosed in Note 11.







                                                           /s/ N.I. Cameron Inc.
                                                           ---------------------
VANCOUVER, B.C.                                            CHARTERED ACCOUNTANTS
October 27, 2004
(except for Note 11 which is at April 6, 2005)


                            YzApp International Inc.
                          (A Development Stage Company)
                           Consolidated Balance Sheets
                           (expressed in U.S. dollars)

                                                                           April 30,       July 31,
                                                                              2005           2004
                                                                          (unaudited)     (audited)

                                       ASSETS

Current Assets

  Cash                                                                    $     1,739    $    13,063
  Other receivables - taxes                                                     8,866          9,617
----------------------------------------------------------------------------------------------------

Total Current Assets                                                           10,605         22,680

Property and Equipment (Note 5)                                                13,426         16,397
Software Development Costs (Note 2 (j))                                        34,441         32,600
----------------------------------------------------------------------------------------------------

Total Assets                                                              $    58,472    $    71,677
====================================================================================================


                        LIABILITIES AND STOCKHOLDERS' DEFICIT

Current Liabilities

  Accounts payable and accrued liabilities (Note 7)                       $   276,677    $   255,280
  Due to related parties (Note 3(c))                                           12,711          5,018
  Advances payable (Note 4)                                                    11,922             --
  Current portion of long-term debt (Note 6)                                   13,281          4,284
----------------------------------------------------------------------------------------------------

Total Current Liabilities                                                     314,591        264,582

Long-Term Debt (Note 6)                                                            --         12,571
----------------------------------------------------------------------------------------------------

Total Liabilities                                                             314,591        277,153
====================================================================================================
Contingencies and Commitments (Notes 1 and 9)



                                STOCKHOLDERS' DEFICIT

Preferred Stock:
  1,000,000 authorized, $0.001 par value
  nil shares issued and outstanding                                                --             --

Common Stock: (Note 9)
  50,000,000 shares authorized, $0.001 par value
  11,406,041 and 11,376,041 shares issued and outstanding, respectively        11,406         11,376

Additional Paid-in Capital                                                    699,299        688,829

Donated Capital (Note 3)                                                       95,652         59,652

Deficit Accumulated During the Development Stage                           (1,031,850)      (945,941)

Accumulated Other Comprehensive Loss                                          (30,626)       (19,392)
----------------------------------------------------------------------------------------------------

Total Stockholders' Deficit                                                  (256,119)      (205,476)
----------------------------------------------------------------------------------------------------

Total Liabilities and Stockholders' Deficit                               $    58,472    $    71,677
====================================================================================================


                            YzApp International Inc.
                          (A Development Stage Company)
                      Consolidated Statements of Operations
                           (expressed in U.S. dollars)

                                                                                                  Accumulated from
                                                                                                  August 24, 2000
                                                                                                 (Date of Inception)
                                                   Nine Months Ended           Years Ended           to April 30,
                                                       April 30,                July 31,                2005
                                                      (unaudited)              (audited)             (unaudited)
                                              ---------    -----------  -----------    -----------
                                                  2005        2004         2004          2003
                                                           (Restated -  (Restated -    (Restated -
                                                             Note 11)     Note 11)       Note 11)

REVENUE                                        $      -    $       -     $  16,940       $     -       $  16,940
----------------------------------------------------------------------------------------------------------------

EXPENSES

   Automobile                                       913        2,132         4,220         4,385          15,235
   Bank charges and interest                      1,942       19,206        26,488        20,944          50,522
   Depreciation                                   3,954        5,612         6,321         7,386          23,355
   Feasibility study                                  -            -             -             -          11,814
   Interest on long term debt                       144          700           554           947           2,608
   Loss on disposal of equipment                      -            -             -             -           2,017
   Management fees (Note 3)                      36,000       36,000        48,000        48,000         149,834
   Marketing                                          -          829             -             -          32,479
   Office and general                             6,502        7,017        11,709        13,743          71,982
   Professional fees                             25,839        8,753        28,462        19,941          86,197
   Sales and marketing consulting (Note 3)       10,615       19,077        59,834       147,124         264,289
   Software development costs                         -            -             -             -         278,334
   Technical support                                  -        8,000         1,976        10,409          18,136
   Travel                                             -        6,108         5,774         5,083          28,915
   Wages and benefits                                 -            -             -             -          10,554
   Website hosting and server                         -        7,770        12,407        16,834          40,227
----------------------------------------------------------------------------------------------------------------

TOTAL EXPENSES                                   85,909      121,204       205,745       294,796       1,086,498

   Less expense recoveries                            -      (13,245)            -       (34,655)        (34,919)
   Less interest and other                            -            -             -             -          (2,789)
----------------------------------------------------------------------------------------------------------------

                                                 85,909      107,959       205,745       260,141       1,048,790
----------------------------------------------------------------------------------------------------------------

NET LOSS                                     $  (85,909) $  (107,959)   $ (188,805)   $ (260,141)  $  (1,031,850)

OTHER COMPREHENSIVE INCOME (LOSS)

   Foreign currency translation adjustment      (11,232)      (3,422)      (10,216)       (9,434)        (30,626)
----------------------------------------------------------------------------------------------------------------

COMPREHENSIVE LOSS                              (97,141)    (111,381)     (199,021)     (269,575)     (1,062,476)
================================================================================================================

Net Loss Per Share - Basic and Diluted       $    (0.01)    $  (0.01)     $  (0.02)     $  (0.03)
------------------------------------------------------------------------------------------------

Weighted Average Common Shares Outstanding   11,393,000   10,775,000    11,108,000     9,405,000
================================================================================================

                            YzApp International Inc.
                          (A Development Stage Company)
                      Consolidated Statements of Cash Flows
                           (expressed in U.S. dollars)


                                                                                                         Accumulated from
                                                       Nine Months Ended         Years Ended             August 24, 2000
                                                          April 30,                July 31,            (Date of Inception)
                                                        (unaudited)               (audited)                to April 30,
                                                   -------------------------------------------------           2005
                                                       2005         2004       2004        2003            (unaudited)
                                                                (Restated - (Restated -  (Restated -
                                                                  Note 11)    Note 11)    Note 11)

  CASH FLOWS TO OPERATING ACTIVITIES

  Net loss                                         $  (85,909) $  (107,959) $ (188,805) $ (260,141)       $  (1,031,850)

  Adjustments to reconcile net loss to net cash:
  Depreciation                                          3,954        5,612       6,321       7,386               23,355
  Donated services                                     36,000       28,496      44,260      15,392               95,652
  Loss on disposal of equipment                             -            -           -           -                2,017
  Debt settled with common stock                       10,500            -           -           -               10,500
  Expenses paid with common stock                           -            -      57,590      91,991              169,245

  Change in operating assets and liabilities:
  Accounts receivable                                       -       20,113      21,132     (20,113)               1,019
  Other receivables - taxes                             1,308        6,655       4,043      (9,102)              (7,664)
  Prepaid expenses                                          -        4,162       4,373        (571)                 480
  Accounts payable                                      7,081       48,633      25,439      64,714              234,145
  Due to related parties                                7,515            -           -           -                7,515
  -----------------------------------------------------------------------------------------------------------------------

  Net Cash Used In Operating Activities               (19,551)       5,712     (25,647)   (110,444)            (495,586)
  -----------------------------------------------------------------------------------------------------------------------

  CASH FLOWS TO INVESTING ACTIVITIES

  Software development costs                                -      (17,794)    (16,949)          -              (29,687)
  Purchase of property and equipment                        -            -        (942)     (2,107)             (34,420)
  -----------------------------------------------------------------------------------------------------------------------

  Net Cash Used In Investing Activities                     -      (17,794)    (17,891)     (2,107)             (64,107)
  -----------------------------------------------------------------------------------------------------------------------

  CASH FLOWS FROM FINANCING ACTIVITIES

  Increase in advances payable                         11,753            -      17,487           -               29,565
  Net decrease in long-term debt                       (4,312)      (3,508)     (4,467)     (5,204)                (588)
  Proceeds from issue of common stock                       -       11,750      11,750     134,250              529,251
  -----------------------------------------------------------------------------------------------------------------------

  Net Cash Provided By Financing Activities             7,441        8,242      24,770     129,046              558,228
  -----------------------------------------------------------------------------------------------------------------------

  Effect of Exchange Rate Changes on Cash                 786       (1,496)     (1,414)      3,668                3,204
  -----------------------------------------------------------------------------------------------------------------------

  NET INCREASE (DECREASE) IN CASH                     (11,324)      (5,336)    (20,182)     20,163                1,739

  CASH - BEGINNING OF PERIOD                           13,063       33,245      33,245      13,082                    -
  -----------------------------------------------------------------------------------------------------------------------

  CASH - END OF PERIOD                               $  1,739    $  27,909   $  13,063   $  33,245              $  1739
  =======================================================================================================================


  Supplemental Disclosures

    Interest paid                                      $  621     $  1,106    $  1,429    $  3,244             $  7,067
    Income taxes paid                                       -            -           -           -                    -
  =======================================================================================================================


  Non-Cash Financing Activities

    Common shares issued for services                       -            -   $  57,590   $  91,991          $   169,718
    Common shares issued for debt settlement        $  10,500            -           -           -          $    10,500
  =======================================================================================================================


                            YzApp International Inc.
                          (A Development Stage Company)
           Consolidated Statement of Changes in Stockholders' Deficit
    Accumulated from August 24, 2000 (Date of Inception) to April 30, 2005
                           (expressed in U.S. dollars)


                                                                                           Deficit
                                                                                        Accumulated    Accumulated        Total
                                          Capital Stock          Additional                During         Other       Stockholders'
                                               # of                Paid-In   Donated    Development   Comprehensive      Equity
                                        Shares       Amount        Capital   Capital       Stage      Income (Loss)     (Deficit)


Founders' Shares Issued for Cash      5,250,000   $    5,250   $   (5,108)   $    --    $       --    $       --     $      142

Issuance  of stock for cash -
February 2001                         2,250,000        2,250      222,155         --            --            --        224,405

Net loss for period                          --           --           --         --      (193,231)           --       (193,231)

Foreign currency translation                 --           --           --         --            --          (450)          (450)
-------------------------------------------------------------------------------------------------------------------------------

Balance - July 31, 2001               7,500,000        7,500      217,047         --      (193,231)         (450)        30,866

Issuance of stock for cash -
October 2001                            150,000          150       95,319         --            --            --         95,469

Issuance of stock for cash -
April 2002                              100,000          100       63,135         --            --            --         63,235

Issuance of stock for services -
July 2002                               318,750          319       19,818         --            --            --         20,137

Net loss for the year                        --           --           --         --      (303,764)           --       (303,764)

Foreign currency translation                 --           --           --         --            --           708            708
-------------------------------------------------------------------------------------------------------------------------------

Balance - July 31, 2002               8,068,750        8,069      395,319         --      (496,995)          258        (93,349)

Issuance  of  stock for services             --
December 2002                         1,451,250        1,451       90,540         --            --            --         91,991

Issuance of stock for cash -
March 2003                            1,152,500        1,153      114,097         --            --            --        115,250

Issuance of stock for cash -
April 2003                               76,000           76       18,924         --            --            --         19,000

Donated services                             --           --           --     15,392            --            --         15,392

Net loss for the year                        --           --           --         --      (260,141)           --       (260,141)

Foreign currency translation                 --           --           --                       --        (9,434)        (9,434)
-------------------------------------------------------------------------------------------------------------------------------

Balance - July 31, 2003              10,748,500       10,749      618,880     15,392      (757,136)       (9,176)      (121,291)

Issuance of stock for cash -
November 24, 2003                        20,000           20        4,980         --            --            --          5,000

Issuance of stock for cash -
November 2003                            14,286           14        4,986         --            --            --          5,000

Issuance of stock for cash -
December 2003                             5,000            5        1,745         --            --            --          1,750

Issuance  of stock for  services             --
January 5, 2004                         588,255          588       58,238         --            --            --         58,826

Donated services                             --           --           --     44,260            --            --         44,260

Net loss for the year                        --           --           --         --      (188,805)           --       (188,805)

Foreign currency translation                 --           --           --         --            --       (10,216)       (10,216)
-------------------------------------------------------------------------------------------------------------------------------

Balance - July 31, 2004              11,376,041   $   11,376   $  688,829  $  59,652    $ (945,941)   $  (19,392)    $ (205,476)
-------------------------------------------------------------------------------------------------------------------------------





                            YzApp International Inc.
                          (A Development Stage Company)
           Consolidated Statement of Changes in Stockholders' Deficit
    Accumulated from August 24, 2000 (Date of Inception) to April 30, 2005
                           (expressed in U.S. dollars)




                                                                                         Deficit
                                                                                      Accumulated    Accumulated        Total
                                          Capital Stock          Additional              During         Other       Stockholders'
                                               # of                Paid-In            Development   Comprehensive      Equity
                                        Shares       Amount        Capital               Stage      Income (Loss)     (Deficit)

Balance - July 31, 2004              11,376,041   $   11,376   $  688,829  $  59,652    $ (945,941)   $  (19,392)    $ (205,476)

Issuance of stock for debt
settlement -                             30,000           30       10,470         --            --            --         10,500

Donated services                             --           --           --     36,000            --            --         36,000

Net loss for the period                      --           --           --         --       (85,909)           --        (85,909)

Foreign currency translation                 --           --           --         --            --       (11,232)       (11,232)
----------------------------------------------------------------------------------------------------------------------------------
Balance - April 30, 2005
(unaudited)                         11,406,041    $  11,406   $  699,299   $  95,652   $(1,031,850)   $  (30,624)    $ (256,117)
----------------------------------------------------------------------------------------------------------------------------------


                            YzApp International Inc.
                          (A Development Stage Company)
                 Notes to the Consolidated Financial Statements
                           (expressed in U.S. dollars)


1.   Nature of Operations and Continuance of Business

     YzApp International Inc. (the "Company") was incorporated in the State of Nevada on December 26, 2002. Effective October 15, 2003, the Company acquired all the outstanding common stock of YzApp Solutions Inc. ("Solutions"), a Company under common control. Prior to the acquisition the Company was a non-operating shell corporation with nominal net assets. The acquisition is a capital transaction in substance and therefore has been accounted for as a reverse acquisition (See Note 7).

     The Company is based in Vancouver, British Columbia, Canada and its principal business is the development of software allowing the Company to act as an application service provider acting as a conduit between retailers and financial institutions.

     The Company is in the development stage and planned principal activities have commenced, but there has been no revenue generated therefrom. In a development stage company, management devotes most of its activities to developing a market for its products and services. These financial statements have been prepared on a going concern basis, which implies the Company will continue to realize its assets and discharge its liabilities in the normal course of business. The Company has not generated revenue and has never paid any dividends. The Company is unlikely to pay dividends or generate earnings in the immediate or foreseeable future. The continuation of the Company as a going concern and the ability of the Company to emerge from the development stage is dependent upon the continued financial support from its shareholders, the ability of the Company to obtain necessary equity financing to continue operations and to generate significant revenue. There is no guarantee that the Company will be able to raise any equity financing or generate profitable operations. As at April 30, 2005, the Company has a working capital deficiency of $303,986 and has accumulated losses of $1,031,850 since inception. These financial statements do not include any adjustments to the recoverability and classification of recorded asset amounts and classification of liabilities that might be necessary should the Company be unable to continue as a going concern. These factors raise substantial doubt regarding the Company's ability to continue as a going concern.

     The Company is in the process of having its SB-2 Registration Statement declared effective by the United States Securities and Exchange Commission to allow the Company to sell 3,000,000 shares of common stock at $0.50 per share to raise approximate net proceeds of $1,350,000 after all offering costs.


2.   Summary of Significant Accounting Policies

     The financial statements have, in management's opinion, been properly prepared within reasonable limits of materiality and within the framework of the significant accounting policies summarized below:

     (a)  Basis of Presentation

          These consolidated financial statements are prepared in conformity with accounting principles generally accepted in the United States and are presented in U.S. dollars. All significant intercompany transactions and balances have been eliminated. The Company has not produced significant revenue from its principal business and is a development stage company as defined by Statement of Financial Accounting Standard ("SFAS") No. 7 "Accounting and Reporting by Development Stage Enterprises".

     (b)  Year End

          The Company's fiscal year end is July 31.

     (c)  Use of Estimates

         The preparation of financial statements in conformity with accounting principles generally accepted in the United States requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the periods. Actual results could differ from those estimates.

                            YzApp International Inc.
                          (A Development Stage Company)
                 Notes to the Consolidated Financial Statements
                           (expressed in U.S. dollars)

2.   Summary of Significant Accounting Policies (continued)


     (d)  Basic and Diluted Net Income (Loss) per Share

          The Company computes net income (loss) per share in accordance with SFAS No. 128, "Earnings per Share", which requires presentation of both basic and diluted earnings per shares (EPS) on the face of the income statement. Basic EPS is computed by dividing net income (loss) available to common shareholders (numerator) by the weighted average number of common shares outstanding (denominator) during the period. Diluted EPS gives effect to all dilutive potential common shares outstanding during the period including stock options, using the treasury stock method, and convertible preferred stock, using the if-converted method. In computing Diluted EPS, the average stock price for the period is used in determining the number of shares assumed to be purchased from the exercise of stock options or warrants. Diluted EPS excludes all dilutive potential common shares if their effect is anti-dilutive.

     (e)  Foreign Currency Translation

          The Company's functional currency is the Canadian dollar. The financial statements of the Company are translated to United States dollars under the current rate method in accordance with SFAS No. 52 "Foreign Currency Translation". Under the current rate method, all assets and liabilities are translated at the current rate, while stockholders' equity accounts are translated at the appropriate historical rate. The revenues and expenses that occur evenly over the period are translated at the weighted-average rate for the period. The cumulative translation adjustments balance is reported as a component of accumulated other comprehensive income.

     (f)  Comprehensive Loss

          SFAS No. 130, "Reporting Comprehensive Income," establishes standards for the reporting and display of comprehensive income and its components in the financial statements.

     (g)  Financial Instruments and Concentrations of Risk

          The Company's financial instruments consist of cash, other receivables
          - taxes, accounts payable, accrued liabilities, due to related parties and the current portion of long-term debt. It is management's opinion that the Company is not exposed to significant interest, currency or credit risks arising from these financial instruments. The fair value of these financial instruments approximates their carrying values. The Company does ongoing credit evaluations of customers and establishes reserves for credit losses. The Company did not experience any material credit loss in the year.

          Virtually all of the Company's software development costs were incurred to one subcontractor. The Company's business could be adversely affected should a modification to the software be required and the subcontractor is no longer in business.

          The Company is dependent on one major customer to market its software to Canadian recreational equipment dealers.

     (h)  Property and Equipment

          Property and equipment are capitalized at original cost and amortized over their estimated useful lives at the following annual bases and rates:

          Computer equipment                             30% declining balance
          Furniture and fixtures                         20% declining balance
          Equipment under capital lease                  30% declining balance

          One-half the normal amortization is taken in the year of acquisition.

     (i)  Long-Lived Assets

          In accordance with Financial Accounting Standards Board ("FASB") SFAS No. 144, "Accounting for the Impairment or Disposal of Long-Lived Assets", the carrying value of intangible assets and other long-lived assets is reviewed on a regular basis for the existence of facts or circumstances that may suggest impairment. The Company recognizes impairment when the sum of the expected undiscounted future cash flows is less than the carrying amount of the asset. Impairment losses, if any, are measured as the excess of the carrying amount of the asset over its estimated fair value.

                            YzApp International Inc.
                          (A Development Stage Company)
                 Notes to the Consolidated Financial Statements
                           (expressed in U.S. dollars)


2.   Summary of Significant Accounting Policies (continued)

     (j)  Software Development Costs

          SFAS No. 86, "Accounting for the Costs of Computer Software to be Sold, Leased or Otherwise Marketed", requires the capitalization of certain software development costs subsequent to the establishment of technological feasibility. Based on the Company's product development process, technological feasibility is established upon the completion of a working model. Amortization of these costs will commence when the product is ready for release to customers.

          Total software development costs incurred are as follows:

                                                                Nine Months      Nine Months   Period from August
                                                                   Ended            Ended       24, 2000 (Date of
                                                                 April 30,        April 30,       Inception) to
                                                                   2005              2004        April 30, 2005
                                                                     $                $                 $

           Software development costs incurred by others                -          18,363            308,866

           Less:  Software development costs capitalized                -          18,363             30,532
           -----------------------------------------------------------------------------------------------------

           Software development costs expensed                          -               -            278,334
           ======================================================================================================

          Software development costs capitalized on the balance sheet are $34,441. The difference of $3,909 from the above table is a result of changes in the foreign exchange rate between the Canadian and U.S. dollars.

     (k)  Revenue Recognition

          The Company recognizes revenue from the sale of products and services in accordance with Securities and Exchange Commission Staff Accounting Bulletin No. 104 ("SAB 104"), "Revenue Recognition in Financial Statements." Revenue consists of software licensing and is recognized only when the price is fixed or determinable, persuasive evidence of an arrangement exists, the service is performed, and collectibility is reasonably assured. Licensing revenue consists of revenue from licensing the Company's software and is recognized when the software has been delivered and there are no significant remaining obligations. The Company recognizes revenue from licensing its software products in accordance with AICPA Statement of Position No. 97-2, as amended, "Software Revenue Recognition" and SAB 104.

     (l)  Income Taxes

          Potential benefits of income tax losses are not recognized in the accounts until realization is more likely than not. The Company has adopted SFAS No. 109 "Accounting for Income Taxes" as of its inception. Pursuant to SFAS No. 109 the Company is required to compute tax asset benefits for net operating losses carried forward. Potential benefit of net operating losses have not been recognized in these financial statements because the Company cannot be assured it is more likely than not it will utilize the net operating losses carried forward in future years.

                            YzApp International Inc.
                          (A Development Stage Company)
                 Notes to the Consolidated Financial Statements
                           (expressed in U.S. dollars)


2.   Summary of Significant Accounting Policies (continued)

     (m)  Recent Accounting Pronouncements

          In December 2004, the FASB issued SFAS No. 123R, "Share Based Payment". SFAS 123R is a revision of SFAS No. 123 "Accounting for Stock-Based Compensation", and supersedes APB Opinion No. 25, "Accounting for Stock Issued to Employees" and its related implementation guidance. SFAS 123R establishes standards for the accounting for transactions in which an entity exchanges its equity instruments for goods or services. It also addresses transactions in which an entity incurs liabilities in exchange for goods or services that are based on the fair value of the entity's equity instruments or that may be settled by the issuance of those equity instruments. SFAS 123R focuses primarily on accounting for transactions in which an entity obtains employee services in share-based payment transactions. SFAS 123R requires a public entity to measure the cost of employee services received in exchange for an award of equity instruments based on the grant-date fair value of the award (with limited exceptions). That cost will be recognized over the period during which an employee is required to provide service in exchange for the award - the requisite service period (usually the vesting period). SFAS 123R requires that the compensation cost relating to share-based payment transactions be recognized in financial statements. That cost will be measured based on the fair value of the equity or liability instruments issued. Public entities that file as small business issuers will be required to apply SFAS 123R in the first interim or annual reporting period that begins after December 15, 2005. The adoption of this standard is not expected to have a material effect on the Company's results of operations or financial position.

          In March 2005, the SEC staff issued Staff Accounting Bulletin No. 107 ("SAB 107") to give guidance on the implementation of SFAS 123R. The Company will consider SAB 107 during implementation of SFAS 123R.

          In December 2004, FASB issued SFAS No. 153, "Exchanges of Nonmonetary Assets - An Amendment of APB Opinion No. 29". The guidance in APB Opinion No. 29, "Accounting for Nonmonetary Transactions", is based on the principle that exchanges of nonmonetary assets should be measured based on the fair value of the assets exchanged. The guidance in that Opinion, however, included certain exceptions to that principle. SFAS No. 153 amends Opinion No. 29 to eliminate the exception for nonmonetary exchanges of similar productive assets and replaces it with a general exception for exchanges of nonmonetary assets that do not have commercial substance. A nonmonetary exchange has commercial substance if the future cash flows of the entity are expected to change significantly as a result of the exchange. The provisions of SFAS No. 153 are effective for nonmonetary asset exchanges occurring in fiscal periods beginning after June 15, 2005. Early application is permitted and companies must apply the standard prospectively. The adoption of this standard is not expected to have a material effect on the Company's results of operations or financial position.

          The FASB has also issued SFAS No. 151 and 152, but they will not have any relationship to the operations of the Company therefore a description and its impact for each on the Company's operations have not been disclosed.

     (n)  Stock-Based Compensation

          The Company records stock-based compensation in accordance with SFAS No. 123, "Accounting for Stock-Based Compensation". All transactions in which goods or services are the consideration received for the issuance of equity instruments are accounted for based on the fair value of the consideration received or the fair value of the equity instrument issued, whichever is more reliably measurable. Equity instruments issued to employees and the cost of the services received as consideration are measured and recognized based on the fair value of the equity instruments issued.

     (o)  Interim Financial Statements

          These interim unaudited financial statements have been prepared on the same basis as the annual financial statements and in the opinion of management, reflect all adjustments, which include only normal recurring adjustments, necessary to present fairly the Company's financial position, results of operations and cash flows for the periods shown. The results of operations for such periods are not necessarily indicative of the results expected for a full year or for any future period.

                            YzApp International Inc.
                          (A Development Stage Company)
                 Notes to the Consolidated Financial Statements
                           (expressed in U.S. dollars)

3.   Related Party Transactions

     (a) In the nine months ended April 30, 2005, the Company incurred management fees for ongoing management of the Company's affairs to a director and officer of the Company of $36,000, all of which was waived and recognized as donated services. For the six months ended April 30, 2004, the Company incurred management fees to a director and officer of the Company of $36,000, of which $7,504 was paid and $28,496 was waived and recognized as donated services. The Company paid $7,000 in consulting fees to a director of the Company for the nine months ending April 30, 2005 and in the nine months ending April 30, 2004, the Company paid $19,077 in consulting fees to a company which is owned by a director of the Company. These amounts have been recorded at the exchange amount.

     (b) In the year ended July 31, 2004, the Company incurred management fees for ongoing management of the Company's affairs to a director and officer of the Company of $48,000, of which $3,740 was paid and $44,260 was waived and recognized as donated services. In the year ended July 31, 2003, the Company incurred management fees to a director and officer of the Company of $48,000, of which $32,608 was paid and $15,392 was waived and recognized as donated services. The Company also paid consulting fees of $59,834 (July 31, 2003 - $63,498) to a company which is owned by a director of the Company. These amounts have been recorded at the exchange amount.

     (c)  At April 30, 2005, the Company owed $12,711 (July 31, 2004 - $5,260)
          to the President of the Company. These amounts are for expenses paid on behalf of the Company and are non-interest bearing, unsecured and due on demand.

4.   Advances Payable


     At January 31, 2005, the Company owed $11,922 to shareholders for cash advances. The amounts are non-interest bearing, unsecured and due on demand.

5.   Property and Equipment

                                                                   April 30,       July 31,
                                                                      2005           2004
                                                  Accumulated     Net Carrying   Net Carrying
                                     Cost         Depreciation       Value           Value
                                       $               $               $               $
                                                                  (unaudited)      (audited)

     Computer equipment             10,726            7,192          3,534          4,316
     Furniture and fixtures          4,642            2,523          2,119          2,588
     Equipment under capital lease  24,081           16,308          7,773          9,493
     ----------------------------------------------------------------------------------------

                                    39,449           26,023         13,426         16,397
     ========================================================================================

6.   Long-Term Debt


                                                                    April 30,        July 31,
                                                                       2005            2004
                                                                        $               $
                                                                   (unaudited)     (audited)

     Capital lease obligation, interest at 8.3% per annum,
     monthly payments of $782 Cdn. until February, 2005                   -           4,284

     Less current portion                                                 -          (4,284)
     ---------------------------------------------------------------------------------------

                                                                          -               -

     Shareholder loan, non-interest bearing, unsecured,
     due no sooner than February 23, 2006                                 -          12,571
     ---------------------------------------------------------------------------------------

                                                                          -          12,571
     ---------------------------------------------------------------------------------------

                            YzApp International Inc.
                          (A Development Stage Company)
                 Notes to the Consolidated Financial Statements
                           (expressed in U.S. dollars)

7.   Accounts Payable

     At April 30, 2005, the Company was indebted to Inglenet Solutions Inc. ("Inglenet") in the amount of $210,729 (July 31, 2004 - $199,461), which included accrued interest of $49,146 (July 31, 2004 - $46,518) incurred for development of the Company's software. This amount is secured by the source code to the Company's software until the amount owing is repaid in full. Up to July 31, 2004, the Company recognized interest at a rate of 24% per annum. For the nine month period ended April 30, 2005, interest expense of $nil (April 30, 2004 - $18,156) was recognized. For the year ended July 31, 2004, interest expense of $24,119 (July 31, 2003 - $19,065) was recognized. Effective July 31, 2004, no further interest is being accrued. The Company agreed to repay Inglenet instalments of 10% of the outstanding amount per month beginning 3 months after the commercial release of the software.

8.   Capital Transaction - Reverse Acquisition

     On October 15, 2003, the Company acquired 100% of the issued and outstanding shares of Solutions by the issuance of 9,520,000 common shares on a one share for two shares owned basis. Solutions was incorporated under the Company Act of British Columbia on August 24, 2000 and continued into federal jurisdiction under the Canada Business Corporations Act on October 15, 2001. The principal business of Solutions is operating as an application service provider acting as a conduit between retailers and financial institutions. Prior to the reverse acquisition, the Company was a non-operating shell company with nominal net assets. Therefore, this acquisition is a capital transaction in substance, rather than a business combination, and has been accounted for as a reverse acquisition using the purchase method of accounting. Because Solutions is deemed to be the acquirer for accounting purposes, the financial statements are presented as a continuation of Solutions and include the results of operations of Solutions since incorporation on August 24, 2000, except that all share issuances of Solutions have been adjusted to reflect the 1 for 2 share exchange on the acquisition.

9.   Common Stock

     (a) The Company's issued common shares were split 50:1 in October, 2001. All share amounts presented have been retroactively adjusted to reflect this stock split.

     (b) During the year ended July 31, 2003, the Company issued 1,451,250 common shares for deemed proceeds of $91,991 for services performed.

     (c) During the year ended July 31, 2003, the Company issued 1,228,500 common shares for cash proceeds of $134,250.

     (d) During the year ended July 31, 2004, the Company issued 39,286 common shares for cash proceeds of $11,750.

     (e) During the year ended July 31, 2004, the Company issued 588,255 common shares for deemed proceeds of $58, 826 for services performed.

     (f) During the nine months ended April 30, 2005, the Company issued 30,000 common shares to settle debt of $10,500.

     (g) As at April 30, 2005, all the issued and outstanding common shares are restricted from trading.

 10. Stock Option Plan

     During the prior year ended July 31, 2004, the Company instituted a stock option plan. Under the terms of the plan, the Company may award options to purchase common shares of the Company, not to exceed 2,000,000 shares. To date, no options have been granted under the plan.


11.  Restatements

     (a) Pursuant to the audit of the July 31, 2003 and 2002 financial statements, and the determination that the accounting treatment of software development costs was incorrect, and the acquisition of YzApp Solutions Inc. was a reverse acquisition, certain disclosures and financial statement amounts have been restated. Certain software development costs have been capitalized, as outlined in Note 2. Previously reported stockholders' equity has been increased by $12,738 and previously reported net loss for the year ended July 31, 2002 has been reduced by $12,738.

                            YzApp International Inc.
                          (A Development Stage Company)
                 Notes to the Consolidated Financial Statements
                           (expressed in U.S. dollars)



11.  Restatements (continued)

     (b) The consolidated statement of operations for the nine months ended April 30, 2004 have been restated to include additional expenses. Management fees have increased by $28,496 and treated as donated capital and bank charges and interest increased by $18,156.


                                                   For the Nine
                                                   Months Ended                       For the Nine
                                                    April 30,                         Months Ended
                                                       2004                            April 30,
                                                  (As Originally                          2004
                                                     Reported)      Adjustments        (Restated)
                                                         $               $                  $
                                                    (unaudited)                        (unaudited)

         EXPENSES

            Bank charges and interest                      -           18,156            18,156
            Management fees                            7,504           28,496            36,000

         NET LOSS                                    (61,307)         (46,652)         (107,959)

         Net Loss per Share - Basic and Diluted            -                -                 -


     (c) The consolidated statement of operations for the year ended July 31, 2004 have been restated to include $44,260 in additional management fees, all of which were donated.

                                            For the Year
                                           Ended July 31,                      For the Year
                                                2004                          Ended July 31,
                                           (As Originally                          2004
                                             Reported)        Adjustments       (Restated)
                                                 $                 $                $
                                            (unaudited)                         (unaudited)

EXPENSES

   Management fees                              3,740           44,260            48,000

NET LOSS                                     (144,545)         (44,260)         (188,805)

Net Loss per Share - Basic and Diluted          (0.01)           (0.01)            (0.02)



     (d) The consolidated statement of operations for the year ended July 31, 2003 have been restated to include $15,392 in additional management fees, all of which were donated

                                                    For the Year
                                                   Ended July 31,                      For the Year
                                                        2003                          Ended July 31,
                                                   (As Originally                          2003
                                                     Reported)        Adjustments       (Restated)
                                                         $                 $                $
                                                     (unaudited)                        (unaudited)

         EXPENSES

            Management fees                            32,608           15,392            48,000

         NET LOSS                                    (244,479)         (15,392)         (260,141)

         Net Loss per Share - Basic and Diluted         (0.03)               -             (0.03)

                            YzApp International Inc.
                          (A Development Stage Company)
                 Notes to the Consolidated Financial Statements
                           (expressed in U.S. dollars)

11.  Restatements (continued)

     (e) The consolidated statement of cash flows for the nine months ended April 30, 2004 have been restated to include an increase in net loss and an increase in donated services. For the nine months ended April 30, 2004, the net loss increased by $46,652, donated services increased by $28,496 and accounts payable increased by $18,156..

                                                          For the Nine
                                                          Months Ended                    For the Nine
                                                           April 30,                      Months Ended
                                                              2004                         April 30,
                                                         (As Originally                       2004
                                                           Reported)       Adjustments     (Restated)
                                                               $                $               $
                                                          (unaudited)                      (unaudited)

         CASH FLOWS TO OPERATING ACTIVITIES

         Net loss                                           (61,307)         (46,652)       (107,959)

         Adjustments to reconcile net loss to net cash:
            Donated services                                      -           28,496          28,496

         Change in operating assets and liabilities
            Accounts payable                                 30,477           18,156          48,633


     (f) The consolidated statement of cash flows for the year ended July 31, 2004 have been restated to include an increase in net loss of $44,260 and an increase in donated services of $44,260.

                                                                 For the Year
                                                                Ended July 31,                      For the Year
                                                                     2004                          Ended July 31,
                                                                (As Originally                          2004
                                                                  Reported)        Adjustments       (Restated)
                                                                      $                 $                $
                                                                  (unaudited)                        (unaudited)

         CASH FLOWS TO OPERATING ACTIVITIES

         Net loss                                                 (144,545)         (44,260)         (188,805)

         Adjustments to reconcile net loss to net cash:
            Donated services                                             -           44,260            44,260


     (g) The consolidated statement of cash flows for the year ended July 31, 2003 have been restated to include an increase in net loss of $15,392 and an increase in donated services of $15,392.

                                                                 For the Year
                                                                Ended July 31,                      For the Year
                                                                     2003                          Ended July 31,
                                                                (As Originally                          2003
                                                                  Reported)        Adjustments       (Restated)
                                                                      $                 $                $
                                                                 (unaudited)                         (unaudited)

         CASH FLOWS TO OPERATING ACTIVITIES

         Net loss                                                 (244,749)         (15,392)         (229,357)

         Adjustments to reconcile net loss to net cash:
            Donated services                                             -           15,392            15,392


                                Table Of Contents
                                                                 PAGE

Prospectus Summary                                                2
Risk Factors                                                      3
Where You Can Get Additional Information                          6
Use of Proceeds                                                   7
Determination of the Offering Price                               8
Dilution                                                          8
Plan of Distribution / Terms of the Offering                     10
Market for YzApp's Common Stock
And Related Stockholder Matters                                  12
Description of Securities                                        13
YzApp International Inc., and its Business                       14
Management                                                       20
Security Ownership of Certain Beneficial Owners
And Management                                                   22
Executive Compensation                                           23
Transactions with Management and Founders                        24
Transfer Agent                                                   24
Legal Matters                                                    24
Independent Auditors                                             25
Management's Discussion and Analysis
Of Financial Condition                                           25
Financial Statements                                            F-1



Until ______, 2005 (90 days after the date of this prospectus), all dealers effecting transactions in the registered securities, whether or not participating in this distribution, may be required to deliver a prospectus.



                            YZAPP INTERNATIONAL INC.

                            -------------------------
                                   PROSPECTUS
                            -------------------------

PART II

INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 24.  INDEMNIFICATION OF DIRECTORS AND OFFICERS.

Article 11 of YzApp International Inc., By-laws provides that every person who was or is a party or is threatened to be made a party to or is involved in any action, suit or proceeding, whether civil, criminal, administrative or investigative, by reason of the fact that he or a person for whom he is the legal representative is or was a director or officer of the corporation or is or was serving at the request of the corporation or for its benefit as a director or officer of another corporation, or as its representative in a partnership, joint venture, trust or other enterprise, shall be indemnified and held harmless to the fullest extent legally permissible under the General Corporation Law of the State of Nevada against all expenses, liability and loss (including attorney's fees, judgments, fines and amounts paid or to be paid in settlement) reasonably incurred or suffered by him in connection therewith. The expenses of officers and directors incurred in defending a civil or criminal action, suit or proceeding must be paid by the corporation as they are incurred and in advance of the final disposition of the action, suit or proceeding upon receipt of an undertaking by or on behalf of the director or officer to repay the amount if it is ultimately determined by a court of competent jurisdiction that he is not entitled to be indemnified by the corporation. Such right of indemnification shall be a contract right, which may be enforced in any manner desired by such person. Such right of indemnification shall not be exclusive of any other right which such directors, officers or representatives may have or hereafter acquire and, without limiting the generality of such statement, they shall be entitled to their respective rights of indemnification under any bylaw, agreement, vote of stockholders, provision of law or otherwise, as well as their rights under
Article 11.

Nevada Revised Statutes Section 78.7502 provides for discretionary and mandatory indemnification of officers, directors, employees and agents as follows:

     1. A corporation may indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed legal proceeding, except by or in the right of the corporation, by reason of the fact that the person is or was a director, officer, employee or agent of the corporation, against expenses, including attorneys' fees, judgments, fines and amounts paid in settlement actually and reasonably incurred by the person in connection with the action, suit or proceeding if the person acted in good faith and in a manner which was reasonably believed to be in or not opposed to the best interests of the corporation, and, with respect to any criminal action or proceeding, had no reasonable cause to believe the conduct was unlawful.

     2. A corporation may indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action or suit by or in the right of the corporation to procure a judgment in its favor by reason of the fact that the person is or was a director, officer, employee or agent of the corporation, against expenses, including amounts paid in settlement and attorneys' fees actually and reasonably incurred by the person in connection with the defense or settlement of the action or suit if the person acted in good faith and in a manner reasonably believed to be in or not opposed to the best interests of the corporation.

Indemnification may not be made for any claim, issue or matter as to which such a person has been adjudged by a court of competent jurisdiction, after exhaustion of all appeals therefrom, to be liable to the corporation or for amounts paid in settlement to the corporation, unless and only to the extent that the court in which the action or suit was brought or other court of competent jurisdiction determines upon application that in view of all the circumstances of the case, the person is fairly and reasonably entitled to indemnity for such expenses as the court deems proper.

     3. To the extent that a director, officer, employee or agent of a corporation has been successful on the merits or otherwise in defense of any action, suit or proceeding referred to in subsections 1 and 2, or in defense of any claim, issue or matter therein, the corporation shall indemnify the person against expenses, including attorneys' fees, actually and reasonably incurred in connection with the defense.

Nevada Revised Statutes Section 78.751 requires authorization for discretionary indemnification; advancement of expenses and limitation on indemnification and advancement of expenses as follows:

     1. Any discretionary indemnification under NRS 78.7502 unless ordered by a court or advanced pursuant to subsection 2, may be made by the corporation only as authorized in the specific case upon a determination that indemnification of the director, officer, employee or agent is proper in the circumstances. The determination must be made:

     (a)  By the stockholders;

     (b) By the board of directors by majority vote of a quorum consisting of directors who were not parties to the action, suit or proceeding;

     (c) If a majority vote of a quorum consisting of directors who were not parties to the action, suit or proceeding so orders, by independent legal counsel in a written opinion; or

     (d) If a quorum consisting of directors who were not parties to the action, suit or proceeding cannot be obtained, by independent legal counsel in a written opinion.

ITEM 25.  OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION.

The estimated expenses of the offering, all of which are to be borne by the Registrant, are as follows:

SEC Filing Fee                          121
NASD Filing Fee                          na
Printing Expenses                     0,000
Accounting Fees and Expenses         12,000
Legal Fees and Expenses              10,000
Blue Sky Fees and Expenses            5,000
         Total Estimated Expenses   $27,121

ITEM 26.  RECENT SALES OF UNREGISTERED SECURITIES.

During the past three years, the Registrant sold securities which were not registered under the Securities Act of 1933, as amended, as follows:

Shares Exchanged for YzApp Solutions Inc.

Date                Name                          # of Nevada      Canadian Shares
                                                 Shares Rec'd      Exchanged
----------------------------------------------------------------------------------
Oct. 15, 2003
                    Konstantin Bernaschek              25,000         50,000
                    Stephani Biertuempel              400,000        800,000
                    Mike Colliar                       25,000         50,000
                    Douglas Dunn                      274,000        548,000
                    Michael Heck                      400,000        800,000
                    Cory Herle                        150,000        300,000
                    Brian Jaggard                   1,250,000      2,500,000
                    Bert Laakmann                     410,000        820,000
                    Richard Legg                          750          1,500
                    Colin McPhail                      54,750        109,500
                    Ken Marlin                         25,000         50,000
                    Kevin McCaw                       165,000        330,000
                    Alexandra Milne                   340,000        680,000
                    Cheryl Neighbour                   14,000         28,000
                    Erich Schmidt Sr.                 410,000        820,000
                    Elsco Construction Ltd            375,000        750,000
                    Gerhard Selje                      25,000         50,000
                    Fred Shaw                          20,000         40,000
                    Brad Sherwin                        5,000         10,000
                    Klause-Peter Raeke                450,000        900,000
                    Silver Top Development Company* 4,000,000      8,000,000
                    Mike Smallwood                     10,000         20,000
                    Cynthia Spraggs                   116,500        233,000
                    Brent St Arnaud                    15,000         30,000
                    Tina St Arnaud                     25,000         50,000
                    Louis Stefani                      25,000         50,000
                    Victorian Portfolio SA            400,000        800,000
                    Joe Wehry                         100,000        200,000
                    Brad Wheeler                       10,000         20,000

Total shares exchanged                              9,520,000     19,040,000

* Silvertop Development Company, is a charitable trust established by Mr. Brian Jaggard. Venture Charter Assoc. Inc., Laughlin Nevada is the trustee and Fred Barrett is the control person.



Shares issued in Regulation D Offering

Date of Subscription      Name                                  # of Shares   Consideration     Proceeds
------------------------------------------------------------------------------------------------------------
     March 4, 2003        Erica Seewald                            317,500           $0.10       $31,750
                          John Laakman                             317,500           $0.10       $31,750
                          Christopher Schmidt                      100,000           $0.10       $10,000
                          Monika Schmidt                           117,500           $0.10       $11,750
                          Erich Schmidt                            100,000           $0.10       $10,000
     March 10, 2003       Dan O'Brien                              100,000           $0.10       $10,000
                          Mount Blanc Capital Corporation          100,000           $0.10       $10,000
     April 30,2003        Carol Ann Cataldo                          4,000           $0.25        $1,000
                          Barry Gatten                              40,000           $0.25       $10,000
                          Kyle Eedy                                 28,000           $0.25        $7,000
                          Eric Brown                                 4,000           $0.25        $1,000
     October 24, 2003     Bernice Ranalli                           20,000           $0.25        $5,000
     October 31, 2003     G.E. Corbould                             14,286           $0.35        $5,000
     November 22, 2003    Brent Usick                                5,000           $0.35        $1,750

Total                                                            1,267,786                      $146,000



Control Person(s) for firms listed in tables above.
Elsco Construction                  Leo Seewald
Victorian Portfolio SA              Rene Feuibli
Mount Blanc Capital Corporation     Jens Biertuempel


Shares issued as Compensation for Services

Date of Issuance      Name            # of Shares   Consideration

02-25-04          Douglas Dunn          588,255     Services-Operations
11-29-04          Carl Lacey             20,000     Services-Director
11-29-04          Janet Anderson         10,000     Services-Marketing Materials

Unregistered Securities sold by YzApp Solutions Inc.

Date      Name                     # of CdN Shares  US             Type of      CDN
                                                   Consideration   Service      Consideration
--------  ----------------------   ---------------  -------------   ----------   -------------
Oct. 2001 Konstantin Bernaschek             50,000  $0.66 $16,500                $25,000
Dec. 2002 Stephani Biertuempel             800,000  $0.07 $26,400 ~ Marketing    $40,000
Oct. 2001 Mike Colliar                      50,000  $0.66 $16,500                $25,000
July 2002 Douglas Dunn                     548,000  $0.07 $18,084 ~ Operations   $27,400
Jan. 2003 Michael Heck                     800,000  $0.07 $26,400 ~ Marketing    $40,000
Feb. 2001 Cory Herle                       300,000  $0.11 $17,160                 26,000
Feb. 2001 Brian Jaggard                  2,500,000  $0.00      $0                     $0
Feb. 2001 Bert Laakmann                    820,000  $0.11 $43,560                $66,000
July 2002 Richard Legg                       1,500  $0.07     $50 ~ Technical        $75
July 2002 Colin McPhail                    109,500  $0.07  $3,614 ~ Marketing     $5,475
Oct. 2001 Ken Marlin                        50,000  $0.66 $16,500                $25,000
Feb. 2001 Kevin McCaw                      330,000  $0.16 $25,740                $39,000
Jan. 2003 Alexandra Milne                  680,000  $0.07 $22,440 ~ Marketing    $34,000
July 2002 Cheryl Neighbour                  28,000  $0.07    $924 ~ Financial     $1,400
Feb. 2001 Erich Schmidt Sr.                820,000  $0.19 $79,200               $120,000
Feb. 2001 Elsco Construction Ltd           750,000  $0.13 $49,500                $75,000
Oct. 2001 Gerhard Selje                     50,000  $0.66 $16,500                $25,000
July 2002 Fred Shaw                         40,000  $0.07  $1,320 ~ Marketing     $2,000
July 2002 Brad Sherwin                      10,000  $0.07    $330 ~ Research        $500
Dec. 2002 Klause-Peter Raeke               900,000  $0.07 $29,700 ~ Marketing    $45,000
Feb. 2001 Silver Top Development Company 8,000,000  $0.00      $0                     $0
July 2002 Mike Smallwood                    20,000  $0.07    $660 ~ Operations    $1,000
July 2002 Cynthia Spraggs                  233,000  $0.07  $7,630 ~ Marketing    $11,560
July 2002 Brent St Arnaud                   30,000  $0.07    $990 ~ Sales         $1,500
Oct. 2001 Tina St Arnaud                    50,000  $0.66 $16,500                $25,000
Oct. 2001 Louis Stefani                     50,000  $0.66 $16,500                $25,000
Dec. 2002 Victorian Portfolio SA           800,000  $0.07 $26,400 ~ Marketing    $40,000
Apr. 2002 Joe Wehry                        200,000  $0.66 $66,000               $100,000
July 2002 Brad Wheeler                      20,000  $0.07    $660 ~ Writing       $1,000
                                        19,040,000       $545,761               $826,910


*    Consideration calculated at $.66US = $1CDN if paid in CDN$
~    indicates shares issued for invoice services provided


Shares Exchanged for YzApp Solutions Inc.

The shares were exchanged on a two for basis with every two shares of YzApp Solutions Inc., (the Canadian corporation) being exchanged for one share of YzApp International Inc. (the Nevada corporation). With respect to the sales made, the Issuer relied on Section 4(2) of the Securities Act of 1933, as amended. No advertising or general solicitation was employed in offering the securities. The sales were made to sophisticated investors who were provide or given access to material information on the issuer as well as given the opportunity to ask questions and receive answers prior to investment. The securities were offered for investment only and not for the purpose of resale or distribution, and the transfer thereof was appropriately restricted by the Issuer.

Shares issued in Regulation D Offering

The Registrant was not a reporting company pursuant to the Securities Exchange Act of 1934 nor was it a development stage company with no business plan. Thus it was eligible to rely upon Rule 504. Moreover, Rule 504 was available in that the Registrant sold less than $1,000,000 of securities in the previous 12 month period and the purchasers were unaffiliated investors. The shares were sold at $.10 and $.25 per share in March 2003 pursuant to the Rule 504 safe harbor. These sales were entirely private transactions pursuant to which all material information as specified in Rule 502(b)(2) was made available to the purchasers. No advertising or general solicitation was employed in offering the securities. The securities were offered for investment only and not for the purpose of resale or distribution, and the transfer thereof was appropriately restricted by the Issuer. The Issuer does not believe the shares sold pursuant to the above-described Exchange should be integrated into this offering due to the different consideration and purposes of these other sales.

Shares issued as Compensation for Services

With respect to the sales made, the Issuer relied on Section 4(2) of the Securities Act of 1933, as amended. No advertising or general solicitation was employed in offering the securities. The sales were made to two of the Issuer's directors and to a sophisticated investor who was provide or given access to material information on the issuer as well as given the opportunity to ask questions and receive answers prior to investment. The securities were offered for investment only and not for the purpose of resale or distribution, and the transfer thereof was appropriately restricted by the Issuer. The Issuer does not believe that the sales should be integrated with the public offering due to different nature of the consideration, the affiliation of the investors to Issuer and that the Issuer has not made any public announcements regarding the public offering nor distributed any preliminary offering material to anyone.


Shares Sold by YZapp Solutions Inc.

The shares sold by YZapp Solutions Inc., the Canadian Corp., were exempt from registration pursuant to Section 4(2) of the Securities Act of 1933, as amended and Regulation S. No advertising or general solicitation was employed in offering the securities. The securities were offered for investment only and not for the purpose of resale or distribution, and the transfer thereof was appropriately restricted by the Issuer. The sales were made by an non-US company to non-US persons. The sales were made to sophisticated investors who were provide or given access to material information on the issuer as well as given the opportunity to ask questions and receive answers prior to investment.


ITEM 27.  EXHIBITS.

The following Exhibits are filed as part of this Registration Statement pursuant to Item 601 of Regulation S-B:

3.1   -- Articles of Incorporation*
3.2   -- Bylaws*
4.1   -- Form of Common Stock Certificate*
5.1   -- Opinion of Dennis Brovarone, Attorney at Law
10.1  -- Agreement and Plan of Reorganization*
10.2  -- Inglenet Professional Services Agreement*
10.3  -- Sawka Group Agreement**
10.4  -- Waiver of Compensation by Brian Jaggard****
23.1  -- Consent of Dennis Brovarone, Attorney at Law (see opinion)
23.2  -- Consent of N.I. Cameron Inc., Chartered Accountants
99.1  -- Subscription Agreement***

*    Previously filed with Form SB-2 on January 2, 2004
**   Previously filed with Form SB-2 Amendment No. 2 on July 8, 2004
*** Previously filed with Form SB-2 Amendment No. 4 on January 28, 2005 **** Previously filed with Form SB-2 Amendment No 5 on April 26, 2005

ITEM 28.  UNDERTAKINGS.

Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

The undersigned Registrant hereby undertakes:

(1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

     (i) To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

     (ii) To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement;

     (iii) To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement.


(2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

                                   SIGNATURES

In accordance with the requirements of the Securities Act of 1933 as amended, the Registrant certifies that it has reasonable grounds to believe that it meets all the requirements for filing on Form SB-2 and authorized this Registration Statement to be signed on its behalf by the undersigned thereunto duly authorized, in the City of Langley, British Columbia on August 4, 2005.

YZAPP INTERNATIONAL INC.

BY: /s/  Brian Jaggard
-----------------------
    Brian Jaggard, President

    /s/  Brian Jaggard
    -------------------
    Brian Jaggard, Chief Financial Officer, Controller and
    Principal Accounting Officer


In accordance with the requirements of the Securities Act of 1933, as amended, this Registration Statement has been signed by the following persons in the capacities and on the dates stated.


SIGNATURE                TITLE                         DATE
---------                -----                         ----

/s/ Brian Jaggard        President, Chief Executive    August 4, 2005
-----------------        Officer, Chief Financial
    Brian Jaggard        Officer and Director

/s/ Douglas Dunn         Chief Operations Officer      August 4, 2005
----------------         and Director
    Douglas Dunn

/s/ Carl Lacey           Director                      August 4, 2005
--------------
    Carl Lacey